UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Filed by a Party other than the Registrant    ☐
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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
ROOT, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply)
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☐    Fee paid previously with preliminary materials
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Root Inc

2023 NOTICE OF ANNUAL MEETING
+ PROXY STATEMENT

TUESDAY – JUNE 6, 2023 – 11:00AM EST

Root, Inc.
80 E. Rich Street, Suite 500
Columbus, Ohio 43215
(866) 980-9431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2023
To the Stockholders of Root, Inc.:
On behalf of our board of directors, it is our pleasure to cordially invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Root, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/ROOT2023, originating from Columbus, Ohio, on Tuesday, June 6, 2023, at 11:00 a.m. Eastern Daylight Time. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting may participate and vote online during the virtual meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before 11:00 a.m. Eastern Daylight Time, on June 6, 2023, to ensure you are logged in when the Annual Meeting starts.

The Annual Meeting will be held for the following purposes:

1.    To elect three Class III directors, Lawrence Hilsheimer, Alexander Timm, and Douglas Ulman, each to hold office until our Annual Meeting of Stockholders in 2026;
2.    To ratify the selection by the audit, risk and finance committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.    To approve, on an advisory basis, our named executive officer compensation; and
4.    To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 10, 2023. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Jodi E. Baker
Vice President and Secretary
Columbus, Ohio
April 27, 2023

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the Annual Meeting, you may vote your shares in advance of the Annual Meeting through the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card.

Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization.

TABLE OF CONTENTS

Page

Root, Inc.
80 E. Rich Street, Suite 500
Columbus, Ohio 43215
(866) 980-9431
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 6, 2023 at 11:00 a.m. Eastern Daylight Time
Our board of directors is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Root, Inc., a Delaware corporation, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/ROOT2023, originating from Columbus, Ohio, on Tuesday, June 6, 2023, at 11:00 a.m. Eastern Daylight Time and any adjournment or postponement thereof. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting may participate and vote online during the virtual meeting.
For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement (the “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), to our stockholders primarily via the internet. On or about April 27, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or by email by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our Annual Meeting.
Only stockholders of record at the close of business on April 10, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 9,330,356 shares of Class A common stock, 5,040,218 shares of Class B common stock and 14,053,096 shares of Series A Convertible Preferred Stock (the “Series A preferred stock”) outstanding and entitled to vote. Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to 10 votes per share of Class B common stock. The holder of the Series A preferred stock is entitled to vote with the holders of Class A common stock and will have the right to one vote per each share of Class A common stock into which the Series A preferred stock is convertible, or 780,727 votes. The holders of shares of Class A common stock, Class B common stock and Series A preferred stock will vote together as a single class on all matters submitted to a vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination for 10 days before the Annual Meeting at our address above. If you would like to view the list, please contact our Secretary at proxy@joinroot.com to schedule an appointment. The stockholder list will also be available online during the Annual Meeting. For instructions on how to attend the Annual Meeting, please see the instructions at www.virtualshareholdermeeting.com/ROOT2023 and on page 2 of this Proxy Statement. You will not be able to attend the Annual Meeting in person.
In this Proxy Statement, we refer to Root, Inc. as “Root,” the “Company,” “we” or “us” and the board of directors of Root as the, or our, “board of directors.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended December 31, 2022, accompanies this Proxy Statement. You also may obtain a copy of the Annual Report without charge by emailing proxy@joinroot.com.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice on or about April 27, 2023, to all stockholders of record entitled to vote at the Annual Meeting.

Why are you holding a virtual Annual Meeting?
The Annual Meeting will be held solely in a virtual format, which will be conducted via a live webcast. We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving Root and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask us questions.
Will I receive any other proxy materials by mail?
You will not receive any additional proxy materials via mail unless (1) you request a printed copy of the proxy materials in accordance with the instructions set forth in the Notice or (2) we elect, in our discretion, to send you a proxy card and a second Notice, which we may send after 10 calendar days have passed since our first mailing of the Notice.
How do I attend, participate in and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/ROOT2023. The meeting will start at 11:00 a.m. Eastern Daylight Time, on Tuesday, June 6, 2023. Stockholders attending the Annual Meeting may participate and vote online during the virtual meeting.
In order to enter the Annual Meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of Class A common stock, Class B common stock or Series A preferred stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares in “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/ROOT2023. We recommend that you log in a few minutes before 11:00 a.m. Eastern Daylight Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/ROOT2023 using your control number, type your question into the “Ask a Question” field and click “Submit.”
To help ensure that we have a productive and efficient meeting and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

•You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
•Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
•Please direct all questions to Alexander Timm, our Chief Executive Officer (“CEO”).
•Please include your name and affiliation, if any, when submitting a question or comment.
•Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.
•Questions may be grouped by topic by our management.
•Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.
•Be respectful of your fellow stockholders and Annual Meeting participants.
•No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have a toll-free technical support “help line” ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/ROOT2023. Technical support will be available starting 15 minutes before 11:00 a.m. Eastern Daylight Time on June 6, 2023.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date, April 10, 2023, will be entitled to vote at the Annual Meeting. On the Record Date, there were 9,330,356 shares of Class A common stock and 5,040,218 shares of Class B common stock. The holder of the outstanding shares of Series A preferred stock is entitled to 780,727 votes.
•Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
•Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from such organization.

How many votes do I have?
Each holder of shares of our Class A common stock will have one vote per share of Class A common stock held as of the Record Date and each holder of shares of our Class B common stock will have 10 votes per share of Class B common stock held as of the Record Date. The holder of our Series A preferred stock will have 780,727 votes. The holders of the shares of our Class A common stock, Class B common stock and Series A preferred stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited.
What am I voting on?
There are three matters scheduled for a vote:
•Proposal 1: Election of three Class III directors, each to hold office until our annual meeting of stockholders in 2026;
•Proposal 2: Ratification of the selection by the audit, risk and finance committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•Proposal 3: Approval, on an advisory basis, of our named executive officer compensation.

What if another matter is properly brought before the Annual Meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
•Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
•To vote online during the Annual Meeting, follow the instructions provided to join the Annual Meeting at www.virtualshareholdermeeting.com/ROOT2023, starting at 11:00 a.m. Eastern Daylight Time on Tuesday, June 6, 2023. The webcast will open 15 minutes before the start of the Annual Meeting.
•To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m. Eastern Daylight Time on Monday, June 5, 2023, to be counted.
•To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Daylight Time on Monday, June 5, 2023, to be counted.
•To vote in advance of the Annual Meeting using a printed proxy card, which you may request or we may elect to deliver to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

Internet voting during the Annual Meeting and/or internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your internet access.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, using a printed proxy card or online during the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
•Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, then yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:
•Submit another properly completed proxy card with a later date.
•Grant a subsequent proxy by telephone or through the internet.
•Send a timely written notice that you are revoking your proxy to our Secretary via email at proxy@joinroot.com.
•Attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ROOT2023 and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
Your most current proxy card or telephone or internet proxy is the one that is counted.
•Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner and your shares are held in “street name” by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors: “FOR” the election of each of the three nominees for director, “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and “FOR” approval, on an advisory basis, of our named executive officer compensation. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in “street name” and I do not provide my broker, bank or other agent with voting instructions, what happens?
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may vote your shares on Proposal 2. Your broker or nominee, however, may not vote your shares on Proposals 1 or 3 without your instructions. Such an event would result in a “broker non-vote” and these shares will not be counted as having been voted on Proposals 1 or 3. Please instruct your bank, broker or other agent to ensure that your vote will be counted.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
As a reminder, if you are a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from such organization.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “FOR,” “AGAINST,” abstentions and broker non-votes; with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, votes “FOR,” “AGAINST” and abstentions; and with respect to the proposal to approve, on an advisory basis, our named executive officer compensation, votes “FOR,” “AGAINST,” abstentions and broker non-votes.

How many votes are needed to approve each proposal?
The holders of the shares of our Class A common stock, Class B common stock and Series A preferred stock will vote as a single class on all matters described in this Proxy Statement.

Proposal	Vote Required for Approval	Abstentions	Broker Non-Votes
1. Election of directors
Each of the three nominees must receive “FOR” votes from holders of a majority of shares cast. Any director nominee who does not receive a majority of the votes cast is required to submit a resignation to the nominating and governance committee, which will make a recommendation to the board of directors as to whether to accept or reject the resignation or take other action. The board of directors will, within 90 days following certification of the election results, publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision.

		No effect	No effect
2. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	Must receive “FOR” votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter.	Against	Not applicable
3. Approval, on an advisory basis, of our named executive officer compensation
Must receive “FOR” votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter. Although the advisory vote on this proposal is nonbinding, the board of directors and the compensation committee expect to consider the results of the vote when making executive compensation decisions.
		Against	No effect
The holder of our Series A preferred stock has agreed to vote its shares of Series A preferred stock at the Annual Meeting in support of proposal 1 and in the same proportion as our unaffiliated stockholders with respect to all of the other proposals. Our “unaffiliated stockholders” do not include any of our current officers and directors and any other beneficial owner of more than 5.0% (determined on a fully diluted basis) of our outstanding common stock (other than investors that are eligible to file a Schedule 13G with the SEC pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934 (the “Exchange Act”)) and any affiliate of any of the foregoing persons.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the Annual Meeting by virtual attendance or represented by proxy. On the Record Date, there were 9,330,356 shares of Class A common stock and 5,040,218 shares of Class B common stock outstanding and entitled to vote. As of the Record Date, the holder of the outstanding shares of Series A preferred stock is entitled to 780,727 votes.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of the shares present at the Annual Meeting by virtual attendance or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials pursuant to Rule 14a-8 under the Exchange Act, your proposal must be submitted in writing by December 29, 2023, to our Secretary at 80 E. Rich Street, Suite 500, Columbus, Ohio 43215, Attention: Secretary.
Pursuant to our Amended and Restated Bylaws, if you wish to submit a proposal (including a director nomination) at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) that is not to be included in next year’s proxy materials, you must do so not later than the close of business on March 8, 2024, nor earlier than the close of business on February 7, 2024. However, if the date of our 2024 Annual Meeting is not held between May 7, 2024 and July 6, 2024, to be timely, notice by the stockholder must be received (A) not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and (B) not later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting or, if later than the 90th day prior to the 2024 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must satisfy the foregoing requirements under our Amended and Restated Bylaws, including providing the information required by Rule 14a-19 under the Exchange Act. The requirements of such notice can be found in our Amended and Restated Bylaws, a copy of which is on our website, at ir.joinroot.com.
Our proxy related to the 2024 Annual Meeting will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 received by us after the date determined in accordance with our Amended and Restated Bylaws.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1
ELECTION OF DIRECTORS

Our board of directors currently consists of seven members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election.
Our directors are divided into the three classes as follows:
•Class III directors: Lawrence Hilsheimer, Alexander Timm, and Douglas Ulman, whose terms will expire at the Annual Meeting; and
•Class I directors: Julie Szudarek and Beth Birnbaum, whose terms will expire at the 2024 Annual Meeting; and
•Class II directors: Jerri DeVard and Nancy Kramer, whose terms will expire at the annual meeting of stockholders to be held in 2025 (the “2025 Annual Meeting”).

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Root.
Messrs. Hilsheimer, Timm, and Ulman have each been nominated for reelection to serve as a Class III director. Each of Messrs. Hilsheimer, Timm, and Ulman is currently a member of our board of directors. Messrs. Hilsheimer, Timm, and Ulman were previously elected by the stockholders. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2026 and until his successor has been duly elected, or if sooner, until the director’s death, resignation or removal.
Our Amended and Restated Bylaws include a majority vote standard for uncontested director elections, which requires that a nominee for director in an uncontested election receive a majority of the votes cast at a stockholder meeting in order to be elected to the board of directors. Any director nominee who does not receive a majority of the votes cast is required to submit a resignation to the nominating and governance committee, which will make a recommendation to the board of directors as to whether to accept or reject the resignation or take other action. The board of directors will, within 90 days following certification of the election results, publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by us.
Our nominating and governance committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, diversity and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board of director’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board of directors. To provide a mix of experience and perspective on the board of directors, the committee also takes into account geographic, gender and ethnic diversity. The biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director nominee that led the committee to believe that that nominee should continue to serve on the board of directors. However, each of the members of the committee may have a variety of reasons why a particular person would be an appropriate nominee for the board of directors and these views may differ from the views of other members.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH CLASS III DIRECTOR NOMINEE NAMED ABOVE.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS

The following table sets forth, for the Class III nominees at the Annual Meeting, their ages, positions held and length of service as of the date of this Proxy Statement. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills that led the nominating and governance committee to believe that each director nominee should continue to serve on the board of directors. There are no family relationships among any of our executive officers or directors.

Nominees	Age	Term Expires	Position(s) Held	Director Since
Lawrence Hilsheimer	65	2023	Director	2020
Alexander Timm	34	2023	Co-Founder, CEO and Director	2015
Douglas Ulman	45	2023	Director	2016
Nominees for Election at the 2023 Annual Meeting of Stockholders
Lawrence Hilsheimer. Mr. Hilsheimer has served as a member of our board of directors since October 2020. Since May 2014, Mr. Hilsheimer has served as Executive Vice President and Chief Financial Officer of Greif, Inc. (NYSE: GEF), an industrial manufacturing company. From April 2013 to April 2014, Mr. Hilsheimer served as Executive Vice President and Chief Financial Officer of The Scotts Miracle-Gro Company (NYSE: SMG), a multinational supplier of consumer gardening products. From October 2007 to March 2013, Mr. Hilsheimer served in various executive roles with Nationwide Mutual Insurance Company, beginning as EVP/CFO, then to President and Chief Operating Officer of Nationwide Direct and Customer Solutions with responsibility for its direct to consumer sales and service, Nationwide Bank and Nationwide Better Health, before taking on the role of President and Chief Operating Officer of Nationwide Retirement Plans with continuing responsibility for Nationwide Bank. Prior to Nationwide, Mr. Hilsheimer served at Deloitte from 1979 through 2007, as a partner from 1988 through 2007, including as a Vice Chairman from 2005 through 2007. Mr. Hilsheimer is a director and Chairman of the Audit Committee of Installed Building Products, Inc. (NYSE: IBP), an installer of insulation products. Since 2017, Mr. Hilsheimer has served as a director of Root Insurance Company, a subsidiary of the Company, and served as Chairman of its Audit Committee until such committee was dissolved in January 2021. Mr. Hilsheimer is certified in cybersecurity oversight by the National Association of Corporate Directors. We believe Mr. Hilsheimer is qualified to serve on our board of directors due to his management experience, his experience in the insurance industry, as a chief financial officer and as an audit committee chairperson, and his existing relationship with the Company.
Alexander Timm. Mr. Timm has served as our Co-Founder, CEO and a member of our board of directors since our founding in March 2015. From August 2011 to March 2015, Mr. Timm served in various management roles at Nationwide Mutual Insurance Company, an insurance and financial services company. Mr. Timm currently serves as a member of the board of directors of GoHealth, Inc. (Nasdaq: GOCO), a digital health insurance marketplace. He holds a Bachelor of Science and Bachelor of Arts in Actuarial Science, Accounting and Mathematics from Drake University. He is also a fellow of the Casualty Actuarial Society. We believe Mr. Timm is qualified to serve on our board of directors due to his perspective and experience as our Co-Founder and CEO, as well as his experience in the insurance industry.

Douglas Ulman. Mr. Ulman has served as a member of our board of directors since December 2016. Since December 2014, Mr. Ulman has served as Chief Executive Officer of Pelotonia, a nonprofit based in Columbus, Ohio that has raised more than $260 million for cancer research since 2009. A social entrepreneur and brand and community builder, he has also served as a Hauser Fellow at Harvard University Kennedy School Center for Public Leadership. From 2008 to December 2014, he served as the President and Chief Executive Officer of The LIVESTRONG Foundation. Mr. Ulman also serves as a member of the board of several private foundations, including the Ulman Foundation and Walk With a Doc. He holds a Bachelor of Arts from Brown University and completed the Executive Program in Leadership at Stanford University. We believe Mr. Ulman is qualified to serve on our board of directors due to his experience in executive leadership roles.

Information About Our Continuing Directors

The following table sets forth, for the remaining members of our board of directors whose terms continue beyond the Annual Meeting, their ages, positions held and length of service as of the date of this Proxy Statement. The principal occupation, business experience and education of each continuing director are set forth below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Continuing Directors	Age	Term Expires	Position(s) Held	Director Since
Beth Birnbaum	50	2024	Director	2022
Julie Szudarek	50	2024	Director	2022
Jerri DeVard	64	2025	Director	2020
Nancy Kramer	67	2025	Director	2020
Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
Beth Birnbaum. Ms. Birnbaum has served on our board of directors since March 2022. Most recently, Ms. Birnbaum served as Chief Operating Officer at PlayFab, Inc. (“PlayFab”), the backend service platform for gaming acquired by Microsoft Corporation (Nasdaq: MSFT) from 2017 to 2018. Prior to PlayFab, Ms. Birnbaum served in a variety of roles at GrubHub, Inc., from 2011 to 2016, most recently as Senior Vice President of Product. From 2003 to 2011, Ms. Birnbaum served in a variety of roles at Expedia Group, Inc. (Nasdaq: EXPE), an online travel company, most recently as Vice President of Product and Connectivity. Ms. Birnbaum currently serves on the board of directors of John Wiley & Sons, Inc. (NYSE: WLY and WLYB), a publishing company specializing in scientific, technical, and medical books and journals. She holds a Bachelor of Arts in Economics and International Studies from Yale University and a Master of Business Administration from INSEAD. Ms. Birnbaum is Diligent Climate Leadership Certified. We believe Ms. Birnbaum is qualified to serve on our board of directors due to her extensive operating experience in the technology industry, in particular in the areas of product and general management, and her experience as a director of another public company.

Julie Szudarek. Ms. Szudarek has served as a member of our board of directors since July 2022. Most recently, Ms. Szudarek served as Chief Executive Officer of Atida Mifarma (“Atida”), one of the largest online pharmacies in Europe, from 2019 until January 2023. Before joining Atida, Ms. Szudarek held senior leadership roles at Groupon Inc. (Nasdaq: GRPN) (“Groupon”), an online commerce marketplace, in sales, operations, logistics, and administration from 2011 to 2018. Prior to Groupon, she served in a variety of roles at Orbitz Worldwide, Inc. (acquired by Expedia), an online travel company, from 2005 to 2011. Earlier in her career, Ms. Szudarek worked in management consulting at Accenture plc (formerly Andersen Consulting), a global professional services company. Ms. Szudarek holds a Bachelor of Arts in Finance from Indiana University and a Master of Business Administration from the University of Michigan. We believe Ms. Szudarek is qualified to serve on our board of directors due to her experience driving e-commerce and technology-enabled businesses, including as a Chief Executive Officer.

Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders

Jerri DeVard. Ms. DeVard has served as a member of our board of directors since October 2020. She is the Founder of the Black Executive CMO Alliance (BECA), an alliance designed to champion corporate diversity and help build the next generation of C-suite marketing executives. From January 2018 to March 2020, Ms. DeVard served as EVP, Chief Customer Officer of Office Depot, Inc., an office supply retailing company, where she also served as EVP, Chief Marketing Officer from September 2017 to December 2017. Prior to Office Depot, Ms. DeVard served as Senior Vice President and Chief Marketing Officer of The ADT Corporation (NYSE: ADT), a home and business security company, from March 2014 through May 2016. She has also served in senior marketing roles at Nokia Corporation, Verizon Communications Inc., Citibank N.A., Revlon Inc., Harrah’s Entertainment, the Minnesota Vikings and the Pillsbury Company. Ms. DeVard is a graduate of Spelman College and Clark Atlanta University Graduate School of Business. She currently serves on the Board of Directors of Under Armour, Inc. (NYSE: UA), a sports equipment company, Cars.com (NYSE: CARS), an online automotive classified company, and Dow Inc. (NYSE: DOW), a materials-science and packaging company. From 2016 to 2018, she served as a member of the Board of Directors of ServiceMaster Global Holdings Inc., a residential and commercial services company. We believe Ms. DeVard is qualified to serve on our board of directors due to her experience in executive leadership roles, her marketing expertise and her experience serving on other public company boards of directors.

Nancy Kramer. Ms. Kramer has served as a member of our board of directors since August 2020. Since August 2016, she has served as the Global Chief Evangelist of IBM iX (NYSE: IBM), a digital strategy and marketing services division of IBM. She founded Resource/Ammirati, a marketing and creative agency, in 1981 with Apple Computer as her first client, and served dozens of Fortune 500 companies, until its sale to IBM in 2016. In addition to her role on our board of directors, she has served as a director of M/I Homes, Inc. (NYSE: MHO), a home construction company, since 2015. From 2013 to 2015, Ms. Kramer served as a director of Glimcher Realty Trust, a real estate investment trust, until its sale to Washington Prime Group in 2015. She holds a Bachelor of Arts from The Ohio State University. We believe Ms. Kramer is qualified to serve on our board of directors due to her experience in executive management roles and advising venture capital companies as well as her public company director experience.

Board Summary

Board Diversity Matrix (as of April 27, 2023)

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity	4	3	—	—

Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Average Tenure (from IPO): 2.1 Years

Board Skills Matrix

	Alexander Timm	Lawrence Hilsheimer	Douglas Ulman	Nancy Kramer	Jerri DeVard	Beth Birnbaum	Julie Szudarek
Insurance	✓	✓
Finance/Accounting	✓	✓			✓		✓
Technology/Cyber	✓	✓				✓	✓
Public Company Board	✓	✓		✓	✓	✓
Human Capital			✓
Innovation	✓		✓	✓	✓	✓	✓
Brand Marketing			✓	✓	✓

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

Our Class A common stock is listed on the Nasdaq Stock Market (“Nasdaq”). Under the Nasdaq listing standards (the “listing standards”), a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, any of his or her family members, Root, our senior management and our independent auditors, our board of directors has affirmatively determined that Lawrence Hilsheimer, Julie Szudarek, Nancy Kramer, Douglas Ulman, Jerri DeVard and Beth Birnbaum do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards. In addition, Elliot Geidt and Nick Shalek, each of whom resigned from our board of directors in 2022, Luis von Ahn, whose term ended at the 2022 Annual Meeting, and Scott Maw, who resigned from our board of directors effective February 28, 2023, were independent during each such director’s respective tenure. In making these determinations, our board of directors considered the applicable listing standards, the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director and the transactions described in the section titled “Transactions with Related Persons.” Mr. Timm and Daniel Rosenthal, who resigned from our board effective February 20, 2023, were not independent due to their positions as executive officers of Root. Accordingly, a majority of our directors are independent, as required under applicable listing standards.
Board Leadership Structure
Our board of directors is committed to strong, independent board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance. Accordingly, while Mr. Timm serves as the chairperson, Mr. Hilsheimer currently serves as lead independent director of our board of directors. The primary responsibilities of the lead independent director are to: work with the CEO to develop board meeting schedules and agendas; provide the CEO feedback on the quality, quantity and timeliness of the information provided to the board of directors; develop the agenda for and moderate executive sessions of the independent members of the board of directors; preside over board meetings; act as principal liaison between the independent members of the board and the CEO; and convene meetings of the independent directors as appropriate. Accordingly, the lead independent director has substantial ability to shape the work of the board of directors. We believe that having a lead independent director supports the board of directors in its oversight of the business and affairs of Root. In addition, we believe that having a lead independent director creates an environment that is conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of Root and its stockholders. As a result, Root believes that having a lead independent director can enhance the effectiveness of the board of directors as a whole.
Role of the Board in Risk Oversight
Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.

While our full board of directors has overall responsibility for risk oversight, it has delegated oversight of certain risks to its committees. Our audit, risk and finance committee monitors our major financial and security risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit, risk and finance committee also monitors compliance with legal and regulatory requirements. Our compensation committee monitors whether any of our compensation programs, policies and practices has the potential to encourage excessive risk-taking. Our nominating and governance committee oversees our major corporate governance risks, including through monitoring the effectiveness of our Corporate Governance Guidelines, and risks related to the Company’s reputation through oversight of sustainability and corporate social responsibility matters.
In connection with its reviews of the operations of our business, the board of directors addresses the primary risks associated with our business including, for example, strategic planning and cybersecurity. Our board of directors appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In particular, our board of directors is committed to the prevention, timely detection and mitigation of the effects of cybersecurity threats or incidents. Mr. Hilsheimer, the chair of the audit, risk and finance committee, is certified in cybersecurity oversight by the National Association of Corporate Directors.

At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board of directors and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks and financial, tax and audit-related risks. In addition, among other matters, management provides our audit, risk and finance committee periodic reports on our compliance programs and investment policy and practices.
Meetings of the Board of Directors and its Committees
Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met six times during our last fiscal year. The audit, risk and finance committee met eight times during our last fiscal year. The compensation committee met six times during our last fiscal year. The nominating and governance committee met four times during our last fiscal year. During our last fiscal year, each director other than Luis von Ahn and Elliot Geidt, each of whom no longer serve on our board of directors, attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served. Although we do not have a formal policy regarding director attendance at our annual meeting of stockholders, we encourage our directors and nominees for director to attend. Five of our ten then-serving directors attended the 2022 Annual Meeting via webcast.
Composition of the Board and its Committees
Our board of directors has established an audit, risk and finance committee, a compensation committee and a nominating and governance committee. Our board of directors has adopted a written charter for each of our standing committees, which are available to stockholders on our investor relations website at ir.joinroot.com.
The following table provides membership information and the total number of meetings for the fiscal year ended December 31, 2022, for each of the standing committees of our board of directors:

Name	Audit, Risk and Finance Committee	Compensation Committee	Nominating and Governance Committee
Alexander Timm
Daniel Rosenthal(1)
Julie Szudarek	Member†
Douglas Ulman(2)	Member		Chair
Elliot Geidt(3)	Member†
Jerri DeVard			Member
Lawrence Hilsheimer	Chair†
Luis von Ahn(4)		Member
Beth Birnbaum		Member
Nancy Kramer		Chair
Nick Shalek(5)		Member
Scott Maw(6)	Member†
Total meetings held in 2022	8	6	4
†    Audit Committee Financial Expert

(1) Resigned effective February 20, 2023
(2) Mr. Ulman succeeded Mr. Geidt on our Audit Committee until July 1, 2022
(3) Resigned effective May 9, 2022
(4)    Term Expired June 7, 2022
(5)    Resigned effective November 23, 2022
(6) Resigned effective February 28, 2023

Our board of directors has determined that each member of each standing committee meets the applicable Nasdaq listing standards regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Our board of directors may establish other committees from time to time to facilitate the management of our business. In addition to these three standing committees, the board of directors maintains a strategy committee, which meets as necessary to generally oversee our business and marketing strategy. This committee is chaired by Ms. DeVard and met four times in 2022.

Below is a description of each standing committee of our board of directors.

Audit, Risk and Finance Committee

Our audit, risk and finance committee is comprised of Lawrence Hilsheimer, Julie Szudarek and Douglas Ulman. Scott Maw resigned from our board of directors and the audit, risk and finance committee effective February 28, 2023. Our board of directors has determined that each member of the audit, risk and finance committee satisfies the independence requirements under the listing standards of Nasdaq Rule 5605(c)(2) and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit, risk and finance committee is Mr. Hilsheimer. Our board of directors has determined that Mr. Hilsheimer and Ms. Szudarek are both “audit committee financial experts” within the meaning of SEC regulations. Each member of our audit, risk and finance committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit, risk and finance committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit, risk and finance committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and to oversee our independent registered public accounting firm. Specific responsibilities of our audit, risk and finance committee include:

•overseeing the Company’s accounting and financial reporting processes, systems of internal control, financial statement audits and the integrity of the Company’s financial statements;

•managing the selection, engagement terms, fees, qualifications, independence and performance of the registered public accounting firms engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services;
•maintaining and fostering an open avenue of communication with the Company’s management, internal audit group and independent external auditors;
•reviewing any reports or disclosures required by applicable law and stock exchange listing requirements;
•overseeing organization and performance of the Company’s internal audit function and independent external auditors;
•helping the board of directors oversee the Company’s compliance with legal and regulatory requirements;
•overseeing the identification and monitoring of important existing and emerging enterprise risks material to the achievement of our strategic and operational objectives;
•reviewing and approving enterprise risk policies and procedures and determining risk appetite and tolerance limits;
•reviewing and periodically evaluating the effectiveness of management processes and action plans to identify and address enterprise risks and review and approve any reports or disclosures as required by applicable law;

•reviewing the status of any material tax audits and proceedings, our tax strategy and any other material tax matters;
•reviewing and approving or recommending to the board of directors, as appropriate, all material financing plans, including debt or equity issuances, share repurchases or dividends;
•reviewing our policies for investing in marketable securities and monitoring compliance with those policies;
•reviewing the scope of treasury risks;
•reviewing the adequacy of our insurance policies;
•reviewing long-term capital and liquidity polices; and
•providing regular reports and information to the board of directors.
Audit, Risk and Finance Committee Report
The audit, risk and finance committee has reviewed and discussed the audited financial statements and its report on internal control over financial reporting for the fiscal year ended December 31, 2022 with our management. The audit, risk and finance committee has also reviewed and discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit, risk and finance committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit, risk and finance committee concerning independence and has discussed with Deloitte & Touche LLP the accounting firm’s independence. Based on the foregoing, the audit, risk and finance committee has recommended to our board of directors that the audited financial statements and the report on internal control be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and filed with the SEC.
Lawrence Hilsheimer, Chair
Julie Szudarek
Scott Maw

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Root under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our compensation committee is comprised of Nancy Kramer and Beth Birnbaum. The chair of our compensation committee is Ms. Kramer. Our board of directors has determined that each member of the compensation committee is independent under the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation programs, policies, and practices and to review and determine the compensation to be paid to our executive officers, non-employee directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:
•reviewing and approving, or recommending to our board of directors, the compensation of our CEO and other executive officers;
•reviewing and approving, or recommending to our board of directors, the compensation of our non-employee directors;

•administering our equity incentive plans and other benefit programs;
•reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;
•reviewing the Company’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives;

•reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy; and
•monitoring and discussing with management any transactions involving the pledge of our common stock as collateral pursuant to a loan agreement.
Compensation Committee Processes and Procedures
The compensation committee will generally meet quarterly and with greater frequency if necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is developed by the chair of the compensation committee, in consultation with management. The compensation committee also meets in executive session without the presence of management. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our CEO may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of Root. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive officer and non-employee director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Generally, the compensation committee’s process for determining executive compensation is comprised of two related elements: (i) the determination of compensation levels and (ii) the establishment of performance objectives for the current year. For executives other than our CEO, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by our CEO. The compensation committee considers the results of our CEO’s performance evaluation performed by the board of directors, and the compensation committee determines any adjustments to his compensation as well as equity awards to be granted. For all executive officers and non-employee directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and, if applicable, recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Compensation Committee Interlocks and Insider Participation

Mses. Kramer (Chair) and Birnbaum and Mr. Shalek served on our compensation committee during 2022. The board of directors determined that each member qualified as independent. No member of the compensation committee in 2022 was at any time during 2022 or at any other time an officer or employee of ours. No committee member had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. During 2022,

none of our executive officers served as a member on the board of directors or compensation committee of any other for-profit entity that has an executive officer serving as a member of our compensation committee or board of directors.

Compensation Committee Report
The compensation committee of the board of directors oversees Root’s compensation programs on behalf of the board of directors. The compensation committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

The compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022.

This report is provided by the following independent directors who constitute the compensation committee:

Nancy Kramer, Chair
Beth Birnbaum

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Root under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Communication with Compensation Committee Members

We believe constructive dialogue with our stockholders provides meaningful feedback about specific named executive officer compensation practices and programs and encourage stockholders to communicate directly with both management of the Company and the compensation committee about named executive officer compensation. Stockholders may contact the compensation committee chair to provide input on named executive officer compensation matters at any time by email at: proxy@joinroot.com.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Douglas Ulman and Jerri DeVard. The chair of our nominating and governance committee is Mr. Ulman. Our board of directors has determined that each member of the nominating and governance committee is independent under the listing standards of Nasdaq.
Specific responsibilities of our nominating and governance committee include:
•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;
•considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters;
•overseeing periodic evaluations of the board of director’s performance, including committees of the board of directors and approving the retention of director search firms; and
•overseeing and providing input to management on our risks, policies, strategies and programs related to matters of sustainability, corporate social responsibility and governance.
The nominating and governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The nominating and governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Root and the long-term interests of our stockholders. In conducting this assessment, the nominating and governance committee typically considers diversity (including gender, racial and ethnic diversity), skills and such other factors as it deems appropriate, given the current needs of the board of directors and our business, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the nominating and governance committee reviews these directors’ overall service to Root during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and governance committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of potential candidates after considering the function and needs of our board of directors. Our nominating and governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
Our nominating and governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our Amended and Restated Bylaws, which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and governance committee to become nominees for election to our board of directors should do so by delivering a written recommendation to our nominating and governance committee at 80 E. Rich Street, Suite 500, Columbus, Ohio 43215, Attention: Secretary, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting.
Each submission must include, among other things, the name, age, business address and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of our capital stock, a description of the proposed candidate’s business experience for at least the last five years and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
If, rather than submitting a candidate to the nominating and governance committee for consideration, you wish to formally nominate a director pursuant to proxy materials that you will prepare and file with the SEC, please see the deadline described in “When are stockholder proposals due for next year’s annual meeting?” above and refer to our Amended and Restated Bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.
Evaluating Board and Committee Effectiveness

Our nominating and governance committee oversees the board of directors and committee self-evaluation process that involves the opportunity for each member of the board of directors to complete detailed surveys and to participate in a one-on-one facilitated interview with an independent third-party, which process is designed to assess the effectiveness of the board of directors as a whole and, separately, each of its committees. The surveys and interview seek feedback on the board of directors and committee composition and organization, the frequency and content of board of directors and committee meetings, the quality of management presentations to the board of directors and its committees, the board of directors’ relationship to senior management, and the performance of the board of directors and its committees in light of the responsibilities of each body established in our Corporate Governance Guidelines and the respective committee charters. Our board of directors and each of its committees performed a facilitated self-evaluation as described above beginning in late 2022 and met to review and discuss the results in early 2023. Our nominating and governance committee views this process, which combines the opportunity for each director to individually reflect on board of directors and committee effectiveness and to discuss their views with a third-party facilitator followed by a collaborative discussion as providing a meaningful assessment tool and a forum for discussing areas for improvement.

Stockholder Communications with the Board of Directors

Our board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of its directors. Stockholders wishing to communicate with the board of directors or an individual director may send a written communication c/o Root, Inc., 80 E. Rich Street, Suite 500, Columbus, Ohio 43215, Attention: Secretary. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Each communication will be reviewed by the Secretary to determine whether it is appropriate for presentation to the board of directors or such director. Examples of inappropriate communications include product complaints, product inquiries, new product suggestions, resumes or job inquiries, surveys, solicitations or advertisements or hostile communications.
Communications determined by the Secretary to be appropriate for presentation to the board of directors or such director will be submitted to the board of directors or such director on a periodic basis. Communications determined by the Secretary to be inappropriate for presentation will still be made available to any non-management director upon such director’s request.
Code of Business Conduct and Ethics
Our board of directors has adopted the Root, Inc. Code of Business Conduct and Ethics that applies to all officers, non-employee directors and employees. The Code of Business Conduct and Ethics is available on our website at ir.joinroot.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or non-employee director, we will promptly disclose the nature of the amendment or waiver on our website.
Corporate Governance Guidelines
Our board of directors has adopted the Root, Inc. Corporate Governance Guidelines for the conduct and operation of the board of directors in order to give directors a framework for effectively pursuing our objectives for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, CEO performance evaluation, management succession planning and board committees and compensation. The Corporate Governance Guidelines may be viewed on our website at ir.joinroot.com.
Prohibition on Hedging, Short Sales and Pledging
Our board of directors has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our Class A common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account and, except by our non-employee directors and our executive officers with the prior approval of our Chief Financial Officer and General Counsel, pledging our shares as collateral for a loan. None of our executive officers or non-employee directors have pledged our equity securities as of the date hereof.

ESG at Root

Root was founded on the principles of progress, change, and fairness—all through the lens of technology and data. Our commitment to these principles has never wavered. In 2022, Root published its inaugural ESG Report.

Our board of directors has assigned oversight of risks, policies, strategies and programs related to sustainability, corporate social responsibility and governance to the nominating and governance committee. Our management team provides quarterly updates on environmental, social, and governance efforts to the nominating and governance committee. Additionally, Root’s ESG committee, made up of team members from across the business, meets quarterly to discuss, ideate, and approve ESG initiatives. The ESG committee is led by the Chief Communications Officer, who reports directly to the CEO.

Highlights of the 2022 ESG Report include:
•An annual Environmental Progress Plan that in 2022 showcased a massive reduction in customer mailings, reduction in office space, and a switch to 100% renewables for our data center energy source.
•A sound governance structure, with ESG initiatives run by an executive team member, approval by an ESG Committee made up of team members across the business, and ultimately reporting directly to the board of directors nominating and governance committee.
•Addition of two female board members in 2022.
•Use of diverse hiring slates for manager and above roles.
•266 team members received promotions to new roles.
•Team members donated 350 hours of service to the Ronald McDonald House, Mid-Ohio Food Pantry, and Olentangy River cleanup during their team on-sites.
•Root team members completed 1100+ hours of information security training.
•85% participation rate on employee satisfaction surveys.

Information Security and Privacy

Our board of directors, through its audit, risk and finance committee, oversees the design and implementation of an Information Security Program to protect the confidentiality, integrity, and availability of our information systems and data (including nonpublic information in our possession, custody, or control), as well as ensure compliance with privacy and information security program requirements for insurers as set forth in applicable state laws and regulations. Mr. Hilsheimer, the chair of the audit, risk and finance committee, is certified in cybersecurity oversight by the National Association of Corporate Directors.

Senior members of our Information Security and Internal Audit functions provide detailed, regular reports on information security and privacy matters (including annual assessments conducted by third parties) to the audit, risk and finance committee, which oversees controls for Root’s major risk exposures and principally oversees cybersecurity risk. These assessments identify any necessary changes to the design and implementation of the Information Security Program to appropriately mitigate identified risks. Where appropriate, we leverage the National Institute of Standards and Technology’s (“NIST”) approach to managing information security related risks defined in the NIST Cybersecurity Framework.

The board of directors, or its delegate, is required to receive an annual report of the Information Security Program. The topics covered by these reports include overall status and compliance, any material matters, recommendations for changes to the Information Security Program, results from risk assessments and other testing, any security events and management responses to the same. The Chief Information Security Officer leads day-to-day management of our Information Security program. The Information Security group is responsible for selecting and scheduling security and privacy-related training. All of our employees participate in required information security and privacy trainings on a monthly basis. The Incident Response team, led by our General Counsel, escalates material information security incidents to our executive officers and the board of directors.

Code of Business Conduct and Ethics and Company Values. In addition to applicable laws and regulations, our Code of Conduct, which has been adopted by our board of directors and is reviewed annually by the board of directors, Company values and policies, provide the grounding for our ethical framework. Employees are encouraged to report any unusual behavior or any non-compliant activities through a variety of vehicles including our anonymous reporting system. On an annual basis, we provide ethics training on our Code of Business Conduct and Ethics to, and require acknowledgement thereof by, every employee. We strive to ensure our new employees know how and what to report and are encouraged through our values to challenge us and be courageous. We have an open-door policy that empowers employees to reach out to leaders, our People team, our compliance and/or internal audit teams to ensure that their concerns are heard and addressed.

Where to find more information. Our ESG Report, governance documents, policies and other key disclosures can be found under “Governance” and “Documents & Charters” on our website at ir.joinroot.com.

2022 Environmental, Social, and Corporate Governance Report	Governance Documents •Amended and Restated Certificate of Incorporation •Amended and Restated Bylaws •Corporate Governance Guidelines
Committee Charters •Audit, Risk and Finance Committee •Compensation Committee •Nominating and Governance Committee
Policies
•Code of Business Conduct and Ethics
•Corporate Social Responsibility Statement
•Human Rights Policy
•Supplier Code of Conduct
•Privacy Policy
•Environmental Policy
•Whistleblower Policy
•Anti-Corruption Policy
•Anti-Money Laundering and Sanctions Policy
•Conflicts of Interest Policy

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

In February 2022, our board of directors adopted a non-employee director compensation policy (the “2022 Policy”) that was designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the 2022 Policy, each director who is not an employee of Root is eligible to receive the following annual cash retainers for their service, effective January 1, 2022:
	Member ($)	Chair ($)(1)
Board of Directors	50,000	20,000	(2)
Audit, Risk and Finance Committee	10,000	20,000
Compensation Committee	7,500	15,000
Nominating and Governance Committee	5,000	10,000
Strategy Committee	5,000	10,000
(1) Amounts listed in this column are paid in addition to amounts received for board member and applicable committee member service.
(2) An additional annual retainer of $20,000 is also provided to our lead independent director.
The cash compensation described above is payable to our eligible non-employee directors in equal quarterly installments, prorated for any partial month of service. Non-employee directors also receive reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees.
Each non-employee director may elect to receive either 50% or 100% of his or her annual cash compensation under the 2022 Policy in the form of our Class A common stock, granted as fully vested restricted stock units (“RSUs”). In the event of a 50% election, the director would receive RSUs equal in value to 110% of the applicable annual cash retainer; in the event of a 100% election, the director would receive RSUs equal in value to 120% of the applicable annual cash retainer. Each such election must be made no later than prior to the calendar year to which the election applies, and each such award will be granted on the date the corresponding cash retainer would have been paid to the electing director.
Any non-employee director who joins our board of directors is automatically, upon the date of their initial election or appointment to be a non-employee director, granted a one-time RSU award equal in value to approximately $175,000, prorated from the date of election to the date of the next annual meeting, and vesting in full on the date of the next annual meeting (an “Initial Grant”). In addition, on the date of each annual meeting of our stockholders, each non-employee director is granted RSUs equal in value to approximately $175,000 (an “Annual Grant”). Each Annual Grant will vest on the date of the following year’s annual meeting of stockholders, or on the day prior if such director is not re-elected or does not stand for re-election, subject to the non-employee director’s continuous service through such date.
The value of each RSU award granted under the 2022 Policy (including those described above) is based on the unweighted average closing price of a share of our Class A common stock over the 30-consecutive-trading-day period immediately preceding the date that was five trading days prior to the date of grant of such award.
Each RSU held by a non-employee director who remains in service until immediately prior to a “change in control” (as defined in our 2020 Equity Incentive Plan (the “2020 Plan”)) of Root will become fully vested as of immediately prior to the closing of such change in control transaction.
Prior to approval of the 2022 Policy, four newly elected members of the board of directors were each to receive an initial RSU award equal in value to $900,000, vesting quarterly over four years. The initial grant of 37,500 RSUs granted to each such director had a grant date value of $858,375, resulting in a shortfall of $41,625 from the intended $900,000. On June 30, 2021, the compensation committee granted to each such director an RSU award valued at $41,625 with the same vesting schedule as the original award. In addition, each of the same four directors received a special transitional grant of an option to purchase 258 shares of our Class A common stock in light of the lost upside value of the shares presumed to be liquidated to satisfy the associated tax liability arising upon the quarterly vesting of his or her original RSU award due to the unavailability of an option to defer payout of a vested

RSU award. Options were similarly awarded on June 30, 2022, and we anticipate the same for 2023, which would be the last year of such special grant.

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid by us to such non-employee director, may not exceed (1) $650,000 in total value or (2) if such non-employee director is first appointed or elected to our board of directors during such calendar year, $900,000 in total value.

Notwithstanding the 2022 Policy, our board of directors or the compensation committee may make supplemental grants to our non-employee directors in its discretion (subject to the limits described in the preceding paragraph).

2022 Non-Employee Director Compensation Table
The following table sets forth information regarding the compensation earned for service on the board of directors by our non-employee directors during the year ended December 31, 2022. The compensation for Messrs. Timm and Rosenthal, who served as named executive officers and employee directors, is set forth below under “—2022 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(2) ($)	All Other Compensation ($)	Total ($)
Douglas Ulman	66,346	163,584	—	—	229,930
Elliot Geidt(3)	—	—	—	—	—
Jerri DeVard	70,000	163,584	1,835	—	235,419
Lawrence Hilsheimer	26,000	264,048	1,835	—	291,883
Nancy Kramer	77,500	163,584	—	—	241,084
Nick Shalek(4)	—	—	—	—	—
Scott Maw	30,000	191,192	1,835	—	223,027
Luis von Ahn(5)	25,117	—	—	—	25,117
Beth Birnbaum(6)	47,971	202,765	—	—	250,736
Julie Szudarek(7)	30,000	146,683	—	—	176,683
(1)The amounts reported in these columns reflect the aggregate grant date fair value of the option awards or stock awards, as applicable, granted to our non-employee directors as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). See Note 12 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022, for a discussion of the assumptions made in determining the aggregate grant date fair value of our option awards and stock awards. Note that the amounts reported in these columns reflect the accounting cost for these awards, and do not reflect the actual economic value that may be realized by the non-employee directors upon the vesting of the awards, the exercise of the awards (as applicable) or the sale of the Class A common stock underlying such awards. These awards were granted pursuant to our non-employee director compensation policy that was in effect as of January 1, 2022, and consist of annual RSU grants with an intended value of $175,000 granted on the date of our 2022 Annual Meeting for each of our non-employee directors other than Ms. Szudarek, who joined our board of directors after the date of the 2022 Annual Meeting and received a pro-rated grant from the date of her election of July 1, 2022 through the date of our 2023 Annual Meeting, and Ms. Birnbaum, who received an additional prorated grant from the date of her election of March 1, 2022 through the date of our 2022 Annual Meeting. For Messrs. Hilsheimer and Maw, also includes the value of cash retainers each such director elected to receive in the form of fully vested RSUs. Option awards granted to Ms. DeVard and Messrs. Hilsheimer and Maw are described above.
(2)The following table provides information regarding the aggregate number of shares of our Class A common stock or Class B common stock that were subject to the equity awards granted to our non-employee directors that were outstanding as of December 31, 2022:

Name	Stock Awards Outstanding at Year-End (#)	Option Awards Outstanding at Year-End (#)
Douglas Ulman	6,400	39,352
Elliot Geidt	—	—
Jerri DeVard	7,548	516
Lawrence Hilsheimer	7,548	516
Nancy Kramer	6,400	4,166
Nick Shalek	—	—
Scott Maw	7,548	516
Luis von Ahn	—	—
Beth Birnbaum	6,400	—
Julie Szudarek	6,906	—
(3) Mr. Geidt resigned from our board of directors effective May 9, 2022. He declined compensation during his tenure.
(4) Mr. Shalek resigned from our board of directors effective November 23, 2022. He declined compensation during his tenure.
(5) Mr. von Ahn’s term expired June 7, 2022.
(6) Ms. Birnbaum was elected to our board of directors effective March 1, 2022.
(7) Ms. Szudarek was elected to our board of directors effective July 1, 2022.

PROPOSAL 2

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit, risk and finance committee of our board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2017. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the audit, risk and finance committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit, risk and finance committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit, risk and finance committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Root and our stockholders.
The affirmative vote of the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us by Deloitte & Touche LLP for the periods set forth below.

	Fiscal Year Ended
	2022	2021
Audit Fees(1)	$1,302,345	$1,203,008
Audit-Related Fees(2)	15,000	15,000
Tax Fees(3)	—	164,073
All Other Fees(4)	4,074	4,074
Total Fees	$1,321,419	$1,386,155
(1)Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)Audit-related fees consist of fees for professional services that are reasonably related to performance of the audit or review of our financial statements.
(3)Tax fees consist of fees paid for professional services rendered for assistance with federal, state, local and international tax compliance, tax planning and tax advice.
(4)All other fees consist of software license fees.
All fees described above were pre-approved by the audit, risk and finance committee.
Pre-Approval Policies and Procedures
The audit, risk and finance committee approves all audit and non-audit related services that our independent registered public accounting firm provides to us before the engagement begins. Pre-approval may be given as part of our audit, risk and finance committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS
The following table sets forth, for our executive officers, their ages and position held with us as of the date of this Proxy Statement:

Name	Age	Principal Position
Alexander Timm	34	Co-Founder, CEO and Director
Matt Bonakdarpour	36	Chief Technology Officer
Megan Binkley	39	Interim Chief Financial Officer and Treasurer
Biographical information for Alexander Timm is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”
Matt Bonakdarpour. Mr. Bonakdarpour has served as our Chief Technology Officer since February 2022. Prior to that, he was our Chief Data Science and Analytics Officer beginning in July 2021, and our Vice President of Data Science beginning in July 2018. Mr. Bonakdarpour was a visiting scholar at Yale University from September 2017 until March 2019 and a research assistant at the University of Chicago from September 2014 until March 2019.
Megan Binkley. Ms. Binkley has served as our interim Chief Financial Officer and Treasurer since March 2023. Prior to that, she was Deputy Chief Financial Officer since November 2022 and Chief Accounting Officer from April 2019 to November 2022. Prior to joining the Company, Ms. Binkley held roles of increasing responsibility at KPMG LLP, a public accounting firm, from September 2007 until March 2019, at which time she was a senior manager.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Root is a technology-enabled insurance company revolutionizing personal insurance with a pricing model based upon fairness and a modern customer experience, and an embedded experience that can be integrated seamlessly into tech-enabled platforms meeting customers where they are. We operate primarily with a direct-to-consumer model in which we currently acquire the majority of our customers through mobile applications. We are also focused on continuing to expand our embedded insurance platform, where we acquire customers through strategic partnerships.

This Compensation Discussion and Analysis provides an overview and analysis of our compensation programs with respect to the following current and former executive officers, who we will refer to throughout as our “named executive officers.”

Our named executive officers for 2022 consisted of the following (current titles included below):
•Alexander Timm, Co-Founder & Chief Executive Officer (our “CEO”);
•Robert Bateman, Former Chief Financial Officer;
•Mahtiyar Bonakdarpour, Chief Technology Officer;
•Daniel Rosenthal, Former Chief Revenue & Operating Officer & Former Chief Financial Officer; and
•Hemal Shah, Former Chief Product Officer.

Mr. Shah resigned from his position as our Chief Product Officer and left the Company effective March 15, 2022. Mr. Rosenthal served as our Chief Financial Officer (“CFO”) until April 11, 2022 when Mr. Bateman joined the Company as our Chief Financial Officer. Mr. Bateman’s employment with the Company terminated effective March 1, 2023. Mr. Rosenthal resigned from his position and left the Company effective March 23, 2023.

2022 Company Performance

Our strategy in 2022 was to accelerate new writings growth on our embedded platform, while materially improving our loss ratio year-over-year. During 2022, inflationary pressures perpetuated rapidly accelerating loss trends, which continued to challenge the insurtech industry. Despite the challenges of this environment, Root’s differentiated technology has enabled us to not only recognize these trends early, but also to take swift action to proactively address these environmental pressures, resulting in a significant loss ratio improvement in 2022 over 2021, while the auto insurance industry has been experiencing an overall deterioration. We finished 2022 with a fourth quarter gross accident period loss ratio of 77%, a 17% improvement year-over-year.

We continue to take action to position ourselves to significantly decrease cash burn while driving towards positive operating cash flow. Compared to 2021, we reduced our operating capital consumption by $193 million and we reduced our fixed expenses on a run rate basis by 38% from $197 million to $123 million. In 2022, we improved net loss by 43% and operating loss was reduced by 46% compared to 2021. Our main priority is to become self-funded in coming years, and as we continue to transform the business with an objective to shorten the time horizon to reach profitability, we are narrowing our focus to initiatives that we believe will have a clear and immediate return.

Despite the positive results of our goals and initiatives in 2022, our stock price declined. As a result, Root completed a 1-for-18 reverse stock split in August 2022. Root conducted the reverse stock split to raise the per share trading price by reducing the number of shares of stock that were outstanding and to increase marketability to a broader range of investors.

2022 Key Executive Compensation Results

Our annual incentive compensation program was directly linked to the positive results of the initiatives related to reaching profitability (i.e., pricing, underwriting, and expense reduction initiatives). Our annual cash incentive compensation program was funded at 165% for 2022, as this program’s goals were directly linked to the Company strategy. The key metrics measured loss ratio, embedded platform premium growth, and cash management. The outstanding value of our long-term incentive plans, the value of which are linked to stock price, are significantly below the intended grant values for each award, commensurate with the decline in our stock price.

Executive Compensation Philosophy

Our executive compensation program reflects our mission to provide fair, personal, and simpler programs with a goal to recruit and retain those with the ability to accomplish Root’s revolutionary work. We review annually the compensation of our leadership to help ensure it is in general alignment with that provided by public company peers. We also review our executive compensation program against Root’s financial and strategic initiatives to consider the extent to which they help: (1) position Root to build world class technology and address long-standing inefficiency and bias in the auto insurance industry; (2) provide a great customer experience at all touchpoints; and (3) deliver long-term value to our stockholders through prudent capital management.

Executive Compensation Policies and Practices
Our compensation committee reviews our executive compensation program on at least an annual basis to help ensure consistency with our short-term and long-term goals. Root seeks to achieve this consistency using several compensation-related policies and practices.

•Independent Compensation Committee. Our compensation committee is comprised solely of independent directors.
•Independent Compensation Consultant. Our compensation committee has engaged an independent compensation consultant that performs no other services for Root.
•Compensation At-Risk. In order to align the interests of our named executive officers with those of our stockholders, a significant portion of our named executive officer compensation is equity-based and “at risk,” subject to Company performance.
•Multi-Year Vesting Requirements. The equity awards granted to our named executive officers generally vest over multi-year periods.
•Succession Planning. The compensation committee frequently reviews succession plans for key positions.
•Reward Performance Over Multiple Time Horizons. Our compensation program is structured to encourage our named executive officers to deliver strong results over the short term, while making decisions that create sustained value over time for our stockholders.
•Broad-Based Health, Welfare, and Retirement Benefits. Our named executive officers participate in the same broad-based Company-sponsored health, welfare, and Root Retirement 401(k) Plan as our other full-time employees.
•No Perquisites and Personal Benefits: We do not provide any perquisites or other personal benefits to our named executive officers.
•Prohibit Hedging of our Equity Securities. We prohibit our employees, including our named executive officers and the non-employee members of our board of directors from hedging our equity securities or purchasing our equity securities on margin or holding them in a margin account. Pledging our shares as collateral for a loan is also prohibited except by our non-employee directors and our executive officers with the prior approval of our CFO and General Counsel. None of our executive officers or non-employee directors have pledged our equity securities as of the date of this Proxy Statement.
•Have Not Repriced our Stock Options.

Compensation Decision Making Process:

At our 2022 Annual Meeting, we received over 99% approval, based on the total shares entitled to vote, for our annual advisory Say-on-Pay vote to approve the compensation of our named executive officers. The compensation committee considered this result in connection with its review of compensation policies and decisions in 2022. The compensation committee believes these strong voting results demonstrate support for our named executive officer compensation program, and the compensation committee chose not to make any substantial changes to the existing program for 2022 specifically in response to the 2022 Say-on-Pay voting results.

Role of the Compensation Committee: The compensation committee oversees our executive compensation program policies, plans, and practices. The compensation committee regularly meets with and without management present and has the final authority to determine compensation programs, policies, and amounts to be paid to our named executive officers. Typically, early in each year, the compensation committee will approve annual cash incentive award payouts, long-term incentive compensation awards, and any adjustments to base salary or target annual cash incentive award opportunities.

Role of Management: Our CEO and Chief People and Organizational Effectiveness Officer regularly attended compensation committee meetings to provide analysis and recommendations regarding our executive compensation program. Our CEO will provide recommendations to the compensation committee regarding the compensation for his direct reports in his role as their manager. Our CEO is not present at the compensation committee meetings when his compensation is discussed and determined.

Role of the Compensation Consultant: During 2022, Compensia, Inc., a national compensation consulting firm, served as the compensation committee’s compensation consultant to provide support with respect to the oversight of our executive compensation program. The compensation consultant regularly attends compensation committee meetings, both with and without management present. The compensation committee will occasionally request reviews of market trends for plan design and comparative compensation information to assist with its decision-making process. The compensation consultant will provide advice but does not make decisions relating to the amount or design of our compensation program for our named executive officers.

The compensation committee assessed Compensia’s independence and, after considering and assessing all relevant factors (including those required by the SEC and Nasdaq) that could give rise to a potential conflict of interest, concluded that Compensia’s work performed during 2022 did not raise any conflicts of interest.

Comparative Compensation Information: The compensation committee uses a compensation peer group as a reference to assess competitive market practices and to evaluate compensation levels for our named executive officers and non-employee directors when determining compensation for our named executive officers and when it approved the 2022 non-employee director compensation policy. When developing the peer group, the compensation committee considered selection criteria, including, ownership structure, headquarter country location, industry, market capitalization, revenue and other criteria specific to Root, such as headcount and recent completion of an initial public offering. Following its annual review of our peer group with the compensation consultant, the compensation committee determined that changes were necessary, based primarily on industry, market capitalization and revenue. The prior peer group was in effect through June 29, 2022. The new peer group was approved by the compensation committee on June 30, 2022.

Prior Peer Group:

Anaplan Assurant Bill.com Holdings BlackLine Chegg	Cornerstone OnDemand Elastic N.V. Kemper Kinsale Capital Group Medallia	Momentive Global nCino PagerDuty Q2 Holdings Qualysis	RLI SelectQuote Smartsheet Trupanion

Peer Group in Effect on June 30, 2022

Ambac Financial Group Blend Labs Donegal Group eHealth	HCI Group Heritage Insurance Holdings Lemonade LendingTree	Mercury General NI Holdings Safety Insurance Group SelectQuote	TipTree Trean Insurance Group United Fire Group Universal Insurance Holdings
The compensation committee intends to review the peer group each year and make adjustments to its composition as necessary to ensure that its constituent members are comparable to Root.

Key 2022 Compensation Program Elements

Our executive compensation program consists of three primary elements—base salary, an annual cash incentive award opportunity and long-term incentive compensation, typically in the form of equity awards. A substantial portion of the target annual total direct compensation for our named executive officers is “at risk” and subject to Company or individual performance.

2022 Base Salary
Base salary represents the fixed portion of the target annual total direct compensation of our named executive officers. The base salary is intended to be market competitive, but also is intended to generally reflect the named executive officer’s scope of responsibilities, experience, and performance over time. For 2022, as part of its compensation review, the compensation committee reviewed the 2021 base salaries of our named executive officers considering a market analysis prepared by management. The compensation committee determined that current salaries, which were adjusted in 2021, were appropriate and consistent with the market and reflected the scope of each named executive officer’s role and decided not to adjust any base salary amounts in 2022. Our named executive officers’ annual base salaries effective February 1, 2021 (with the exception of Mr. Bateman) and continuing through the end of 2022, are set forth in the following table:

Name	2021 Base Salary	2022 Base Salary	Change in Base Salary
A. Timm	$750,000	$750,000	—
M. Bonakdarpour	$500,000	$500,000	—
D. Rosenthal	$500,000	$500,000	—
H. Shah(1)	$400,000	$400,000	—
(1) Mr. Shah resigned as our Chief Product Officer effective March 15, 2022.

In connection with Mr. Bateman’s appointment as our Chief Financial Officer in April 2022, the compensation committee approved a negotiated annual base salary of $500,000 for him.

2022 Annual Cash Incentive Awards
Our named executive officers participate in our annual cash incentive award program which is intended to motivate achievement of Root’s annual financial and operating goals. For 2022, as part of its annual review of our executive compensation program, the compensation committee approved the Root, Inc. 2022 Performance Bonus Plan (the “2022 Bonus Plan”). Our compensation committee sets performance metrics and targets for the annual cash incentive award program that align with the achievement of our financial and operational goals, with above-target payouts designed for exceeding the goals and below-target payouts, or no payouts, designed for not meeting the goals. The goal setting process includes many factors, including a qualitative review of our competitive landscape, market trends, regulatory considerations, and the then-current economic environment. Annual cash incentive award program funding is established based on our actual achievement versus the pre-established goals. Individual performance is considered when determining the final annual cash incentive award payout for each named executive officer.

Target Annual Cash Incentive Award Opportunities
Each participant in the 2022 Bonus Plan, including each of the named executive officers, was eligible to receive a target annual cash incentive award opportunity, expressed as a percentage of his or her annual base salary. As part of its compensation review, the compensation committee reviewed and considered the target annual cash incentive award opportunities of our named executive officers. Based on this review, plus compensation committee review of a market analysis prepared by management, the compensation committee determined to not increase any of the target annual incentive award opportunities for 2022. The 2022 target annual cash incentive award opportunities of our named executive officers under the 2022 Bonus Plan are set forth in the following table:

Name	2022 Target Annual Incentive Opportunity as % of Base Salary
A. Timm	150%
M. Bonakdarpour	60%
D. Rosenthal	125%
H. Shah(1)	100%
(1) Mr. Shah resigned as our Chief Product Officer effective March 15, 2022.

In connection with Mr. Bateman’s appointment as our Chief Financial Officer in April 2022, the compensation committee approved a negotiated target annual cash incentive award opportunity of 100% of his annual base salary for him.

2022 Annual Cash Incentive Performance Award Measures
The compensation committee identified accident period gross-loss ratio, adjusted direct operating loss, and embedded platform attach rate as the Company-wide performance measures to be used to assess achievement of 2022 priorities. Under the 2022 Bonus Plan, our named executive officers had the opportunity to achieve up to 200% of their target annual cash incentive award opportunity payout based on our actual achievement compared to the pre-established targets for these performance measures. Threshold levels were considered to be likely achievable, target levels were considered to be challenging but achievable and maximum levels were considered to be difficult to achieve. Additionally, the annual cash incentive award opportunity included an individual performance adjustment feature that itself could be achieved on a scale from 0% (minimum) to 150% (maximum). To determine the final annual cash incentive award payout under the individual performance adjustment feature, the individual performance achievement percentage of each named executive officer was multiplied by the performance result for the pre-established growth and profitability goals described above (such that the final annual cash incentive award payout could be earned from 0% to 300% of the target annual cash incentive award opportunity).

Given continued external pressures, such as inflation driving an increase in used car prices, the compensation committee approved the 2022 Bonus plan to include two separate performance periods. The compensation committee in the first quarter of 2022 established goals to measure performance during January 1, 2022 – June 30, 2022 (“First Half”) for each of our three growth and profitability performance measures. The compensation committee then assessed performance against these goals in the third quarter of 2022, which were achieved at 157% for the accident period gross-loss ratio measure, 200% for the adjusted direct operating loss measure, and 162% for the embedded platform attach rate measure.

The compensation committee in June 2022 established goals for performance during July 1, 2022 – December 31, 2022 (“Second Half”) for the same three growth and profitability performance measures. The compensation committee then assessed performance against these goals in the first quarter of 2023, and approved funding for the full year, taking into account achievement of the Second Half goals, which were achieved at 91% for the accident period gross-loss ratio measure, 147% for the adjusted direct operating loss measure, and 200% for the embedded platform attach rate measure.

To determine the final annual cash incentive award payouts based on 2022 results, the compensation committee averaged the results against the attainment for the First Half and Second Half performance measures noted above.

Based on this attainment for 2022, the compensation committee determined our Company-wide performance measures to be achieved at 165%.

For purposes of the 2022 Bonus Plan:
•“Accident Period Gross-Loss Ratio” weighted at 20% is defined as the ratio of gross loss expense, excluding impact of prior accident period development, to gross earned premium. We view accident period gross-loss ratio as the best measure of the impact of pricing and underwriting actions.

•“Adjusted Direct Operating Loss” weighted at 60% is defined as the GAAP Operating Income (Loss), excluding the impact of restructuring charges, one-time items, expected bonus payout accrual, and all reinsurance flows. Adjusted Direct Operating Loss is an important metric because it measures how well we manage our expenses and remain disciplined on investment and capital allocation. It is the best overall measure of total Company performance.

•“Eligible Attach Rate” weighted at 20% is defined as Root policy binds associated with embedded platform bind opportunities.

Annual Cash Incentive Award Payouts
The compensation committee then considered the following individual performance achievements of each of our named executive officers:

•Mr. Timm: The compensation committee noted that during 2022, Mr. Timm (i) led the organization in exceeding all three of the 2022 performance objectives once averaged for the full year as described in the “2022 Annual Cash Incentive Performance Award Measures” section above, (ii) led a material reduction in fixed costs, (iii) managed the Carvana relationship and (iv) led a material improvement in our loss ratio year over year. As a result, the compensation committee established Mr. Timm’s individual performance achievement at 121% of his target opportunity.

Multiplying this 121% individual performance achievement percentage by the Company-wide 165% performance result for the growth and profitability measures resulted in a final 2022 annual cash incentive award program payout for Mr. Timm of 200% of his target annual cash incentive award opportunity, or $2,250,000.

•Mr. Bateman: Mr. Bateman terminated employment in 2023 prior to the annual cash incentive award payment date and was therefore not eligible to receive a payment.

•Mr. Bonakdarpour: The compensation committee noted that in 2022, Mr. Bonakdarpour (i) was instrumental in increasing through technology the effectiveness of our embedded channel’s technology, which resulted in higher than expected sales through this platform, (ii) increased performance and loss ratio improvement through data analytics; (iii) supported the development of a better telematics experience by improving the power of our pricing model; and (iv) executed the Company’s product roadmap with a reduced workforce. As a result, the compensation committee established Mr. Bonakdarpour’s individual performance achievement at 120% of his target opportunity.

Multiplying this 120% individual performance achievement percentage by the Company-wide 165% performance result for the growth and profitability measures resulted in a final 2022 annual cash incentive award program payout for Mr. Bonakdarpour of 198% of his target annual cash incentive award opportunity, or $594,000.

•Mr. Rosenthal: The compensation committee noted that in 2022, Mr. Rosenthal oversaw activation of pricing and underwriting changes to drive new business loss ratio down. As a result, the compensation committee established Mr. Rosenthal’s individual performance achievement at 73% of his target opportunity.

Multiplying this 73% individual performance achievement percentage by the Company-wide 165% performance result for the growth and profitability measures resulted in a final 2022 annual cash incentive award program payout for Mr. Rosenthal of 120% of his target opportunity, or $750,000.

•Mr. Shah terminated employment in 2022 and was not eligible to receive an annual cash incentive award program payout for 2022.

Additional Cash Bonus for Mr. Rosenthal
The Compensation Committee approved in February 2022 a cash payment to Mr. Rosenthal in the amount of $4,981,250. This payment was made in light of his promotion to Chief Revenue and Operating Officer, effective September 17, 2021, while simultaneously continuing as our Chief Financial Officer, his successful closing of the Carvana transaction in October 2021 and the successful restructuring of debt resulting in the extension of the capital runway in January 2022. Mr. Rosenthal would have been required to repay the cash payment should he have resigned other than for good reason or been terminated for cause, as defined in the applicable cash payment agreement, on or prior to December 31, 2022.

Additional Cash Bonus for Mr. Bonakdarpour
In November 2021, Root performed a Company-wide retention risk assessment, which included our executive officers, to identify those roles that would be eligible to receive a retention RSU award and/or cash retention award. The compensation committee granted Mr. Bonakdarpour a retention arrangement pursuant to which Mr. Bonakdarpour received $500,000 in cash contingent upon continued employment through December 1, 2022.

2022 Long-Term Incentives
We believe that a significant component of our target annual total direct compensation opportunities for our named executive officers should be long-term incentive compensation in the form of equity awards.

Historically, we awarded stock options to our named executive officers. After completion of our initial public offering, we transitioned to the use of restricted stock unit (“RSU”) awards. To determine the size of these awards, the compensation committee approved a planned compensation value, which was then converted to a number of units based on the 30-day historical trading average of our Class A common stock preceding the day of grant. This approach was intended to mitigate the impact of short-term fluctuations in the stock price on the award levels.

In consideration of the impact of an annual grant on share dilution and the number of shares available for issuance under the 2020 Equity Plan, in 2022, we offered our executive officers and equity-eligible employees a choice to receive, in lieu of their long-term equity incentive target vesting over four years, 60% of their long-term equity incentive target vesting over two years, or 30% of their long-term equity incentive target vesting over two years and 30% of their long-term equity incentive target in cash vesting in one year.

Annual Long-Term Incentive Award Targets
As part of its compensation review, the compensation committee considered the grant of equity awards to our named executive officers. In determining the target values of these awards, the compensation committee considered the market data prepared by management, the outstanding equity holdings of our named executive officers and the impact of the award on Root’s dilution, also considering the number of shares available for issuance under our 2020 Equity Incentive Program. Based on these factors, the compensation committee approved incentive opportunities for Messrs. Timm and Rosenthal, which were split as described above with 30% of the annual long-term target incentive awarded in RSUs vesting over two years, and 30% of the annual target incentive granted in the form of a cash incentive vesting April 1, 2023. Mr. Rosenthal resigned prior to the vesting date and forfeited each portion of the 2022 long-term incentive award.

In light of his promotion to Chief Technology Officer in 2022, the compensation committee approved a split of Mr. Bonakdarpour’s 2022 long-term incentive target so that approximately 30% of the annual long-term target incentive was awarded in RSUs vesting over four years and approximately 40% of the annual long-term target incentive was awarded in RSUs vesting over two years. The following annual long-term incentive awards were granted for our then-named executive officers in 2022:

Name	2022 Long-Term Incentive Target	2022 RSU Award Value(1)	Restricted Stock Unit Awards (number of units)(2)	2022 Cash Incentive Award (3)
A. Timm	$7,000,000	$2,100,000	61,588	$2,100,000
R. Bateman	—	$1,200,000	36,300	—
M. Bonakdarpour	$6,500,000	$4,652,000	145,700	—
D. Rosenthal	$4,000,000	$1,200,000	37,584	$1,200,000
Mr. Shah	—	—	—	—
(1) The values noted will differ from what is reported in the 2022 Summary Compensation Table for these awards as the amounts here reflect the intended target value of each award.
(2) Represents the number of RSUs granted as part of the 2022 annual long-term incentive program on April 1, 2022 for Mr. Bonakdarpour and May 2, 2022 for Messrs. Timm and Rosenthal. The RSUs granted to Mr. Bateman were granted upon his appointment as Chief Financial Officer. The awards granted to Messrs. Bateman and Rosenthal were forfeited upon their termination of employment.
(3) The cash award made to Mr. Rosenthal was forfeited upon his termination of employment.

Additional RSU Awards for Mr. Rosenthal
In November 2021, Root performed a Company-wide retention risk assessment, which included our executive officers, to identify those roles that would be eligible to receive a retention RSU award and/or cash retention award. In February 2022, the compensation committee granted Mr. Rosenthal an RSU retention award with an intended value of $1,420,000, which was scheduled to “cliff” vest on June 15, 2023, and a retention arrangement pursuant to which Mr. Rosenthal received $500,000 in cash contingent upon continued employment through December 1, 2022. The RSUs scheduled to vest on June 15, 2023 were forfeited upon Mr. Rosenthal’s termination of employment, but the cash award was earned as of December 1, 2022.

Additional RSU Awards for Mr. Bonakdarpour
Related to his promotion, the compensation committee approved in February 2022 an additional RSU award with an intended value of $3,000,000, which vested 50% on March 1, 2023, with the remaining vesting quarterly thereafter through March 1, 2024.

Compensation Arrangements for Mr. Bateman
In April 2022, Mr. Bateman was appointed our Chief Financial Officer. In determining his initial compensation, the compensation committee considered several factors, including his two decades of strategic, financial, and operational experience across the insurance industry. In connection with his appointment as our Chief Financial Officer, we negotiated and entered into an executive employment agreement with Mr. Bateman, dated April 11, 2022, which provided for the following initial compensation arrangements:

•An annual base salary of $500,000;
•A target annual cash incentive award opportunity equal to 100% of his annual base salary, with a minimum payment of $500,000 for 2022 to be paid in 2023, provided Mr. Bateman remained employed on the payment date, which condition was not met;
•An annual RSU award with a target value of $1,800,000 beginning in 2023; and
•An on-hire RSU award with a target value of $1,200,000 and vesting one-half on April 11, 2023 and quarterly thereafter through April 2024, which was received in lieu of participation in our annual RSU grant cycle for 2022. This award, which was the only award granted to Mr. Bateman, was forfeited when his employment with us terminated in March 2023.

Key Compensation Governance Policies

Hedging and Pledging Prohibitions
Root maintains anti-hedging provisions under its insider trading policy, which prohibits employees, including named executive officers and the non-employee members of our board of directors from engaging in hedging or participating in monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds, or purchasing our equity securities on margin or holding them in a margin account. While employees generally may not pledge shares of our stock, executive officers, certain other designated employees, and directors may pledge shares of the Company’s stock as collateral with the prior approval of our CFO and General Counsel or our CEO in the case of the CFO and General Counsel, or with notice to the General Counsel in the case of our non-employee directors. None of our executive officers or non-employee members of our board of directors has pledged our equity securities as of the date of this Proxy Statement.

Clawback Policy
The Company intends to adopt a clawback policy consistent with the requirements of new Exchange Act Rule 10D-1 upon or prior to the effectiveness of applicable Nasdaq requirements.

Evaluation of Compensation Program Risks
Compensia, the compensation committee’s compensation consultant, prepared a report regarding the design and operation of our executive compensation program, to determine whether it might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Following a review of that report and the Company’s review of its other compensation programs, the compensation committee believes that the Company’s compensation programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Executive Employment Agreements

We entered into letter agreements or employment agreements with each of our named executive officers. Each of our named executive officers also executed our standard form of proprietary information and inventions agreement. The principal terms of the letter agreements and employment agreements are described below.

Mr. Timm
In January 2021, we entered into a letter agreement with Mr. Timm, which was amended in February 2022. Mr. Timm’s employment is “at will” and may be terminated at any time, with or without cause (as such term is defined in the letter agreement). However, under the letter agreement, Mr. Timm is eligible for severance payments and benefits upon a termination of his employment with us under certain circumstances, including in connection with a change in control of the Company as described in more detail below under the subsection titled “Potential Payments and Benefits upon Termination or Change in Control.”

Mr. Bateman
In April 2022, we entered into an executive employment agreement with Mr. Bateman. Mr. Bateman’s employment was “at will” and could have been terminated at any time, with or without cause (as such term is defined in the employment agreement). Under the agreement, Mr. Bateman would have been eligible for severance payments and benefits upon a termination of his employment with us under certain circumstances, including in connection with a change in control of the Company as described in more detail below under the subsection titled “Potential Payments and Benefits upon Termination or Change in Control.” Except as described above regarding earned 2022 compensation, Mr. Bateman did not receive any separation payments when his employment with us terminated in March 2023.

Mr. Bonakdarpour
In December 2021, we entered into an executive employment agreement with Mr. Bonakdarpour. Mr. Bonakdarpour’s employment is “at will” and may be terminated at any time, with or without cause (as such term is defined in the employment agreement). Under the agreement, Mr. Bonakdarpour is eligible for severance payments and benefits upon a termination of his employment with us under certain circumstances, including in connection with a change in control of the Company as described in more detail below under the subsection titled “Potential Payments and Benefits upon Termination or Change in Control.”

Mr. Rosenthal
In February 2021, we entered into a letter agreement with Mr. Rosenthal, which letter agreement was amended in February 2022. Mr. Rosenthal’s employment was “at will” and could have been terminated at any time, with or without cause (as such term is defined in the letter agreement). However, under the letter agreement, Mr. Rosenthal would have been eligible for severance payments and benefits upon an involuntary termination of his employment with us, including in connection with a change in control of the Company, as described in more detail below under the subsection titled “Potential Payments and Benefits upon Termination or Change in Control.” Except as described above regarding earned 2022 compensation, Mr. Rosenthal did not receive any separation payments and benefits (other than certain COBRA benefits described below) when his employment with us terminated in March 2023.

Mr. Shah
In December 2021, we entered into an executive employment agreement with Mr. Shah. Mr. Shah voluntarily resigned effective March 15, 2022. Mr. Shah was previously eligible under the agreement for severance payments and benefits upon an involuntary termination of his employment with us, including in connection with a change in control of the Company, as described in more detail below under the subsection titled “Potential Payments and Benefits upon Termination or Change in Control.” Except as described above regarding earned 2022 compensation, Mr. Shah did not receive any separation payments and benefits when his employment with us terminated in 2022.

Other Compensation and Benefits

Health and Welfare Benefits
In addition to the compensation described below in the “2022 Summary Compensation Table,” all of our current named executive officers are eligible to participate in our employee broad-based benefit plans, including our medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life and disability insurance for all of our employees, including our named executive officers.

We maintain the Root Retirement 401(k) Plan (the “401(k) Plan”) that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation up to certain Internal Revenue Code (the “Code”) limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) Plan. Currently, we contribute the equivalent of 3% of the eligible employee’s salary to their 401(k) account regardless of the amount the employee contributes, subject to a one-year vesting requirement from date of hire. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan are deductible by us when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) Plan.

Perquisites and Other Personal Benefits
We generally do not provide perquisites or personal benefits to our named executive officers.

Executive Compensation Tables

2022 Summary Compensation Table
The following table sets forth the compensation for the fiscal years ended December 31, 2022, December 31, 2021, and December 31, 2020, as applicable, for our CEO, CFO and our other three named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Alexander Timm Chief Executive Officer	2022	750,000	—	2,117,395	—	2,250,000	9,335	5,126,730
	2021	709,615	—	5,066,228	—	—	8,852	5,784,695
	2020	600,000	—	—	—	541,476	2,714,652	3,856,128
Robert Bateman Former Chief Financial Officer	2022	346,154	—	1,176,120	—	—	19,057	1,541,331
Mahtiyar Bonakdarpour Chief Technology Officer	2022	500,000	500,000	8,052,893	—	594,000	9,335	9,656,228
Daniel Rosenthal Former Chief Revenue and Operations Officer and Chief Financial Officer	2022	500,000	5,481,250	2,310,769	—	750,000	9,335	9,051,354
	2021	478,846	—	2,921,525	—	468,750	8,851	3,877,972
	2020	475,000	—	—	—	687,701	776,700	1,939,401
Hemal Shah Former Chief Product Officer	2022	92,308	—	—	—	—	9,200	101,508
	2021	373,485	1,000,000	7,063,805	—	220,000	8,851	8,666,141
1.Amounts shown for Messrs. Bonakdarpour and Rosenthal for 2022 represent one-time cash bonuses. See “Compensation Discussion and Analysis—Key 2022 Compensation Program Elements—Additional Cash Bonus for Mr. Bonakdarpour” and “—Additional Cash Bonus for Mr. Rosenthal” above for more information about the bonuses.
2.The aggregate grant date fair value of RSU awards granted to our named executive officers was determined in accordance with FASB ASC Topic 718. The grant date fair value for RSUs is based on the grant date fair value of the underlying shares of common stock. Stock awards granted to Mr. Bonakdarpour for 2022 include his annual RSU award, and a supplemental RSU award related to his promotion to Chief Technology Officer. Stock awards to Mr. Rosenthal for 2022 includes his annual RSU award and a retention award. RSUs granted to Messrs. Bateman and Rosenthal in 2022 were forfeited upon their respective separations in March 2023. See “Compensation Discussion and Analysis—2022 Long-Term Incentives” above for more information about the stock awards.
3.Amounts shown represent annual cash incentive award payouts earned by our named executive officers under our annual cash incentive award program based on achievement of Company performance measures and individual performance. See “Compensation Discussion and Analysis—2022 Annual Cash Incentive Performance Award Measures” above for more information about these incentive payouts.
4.Amounts shown for 2022 represent Company matching contributions made to the 401(k) Plan and life insurance premiums paid by Root on behalf of our named executive officers. For Mr. Bateman, amount for 2022 also includes fees paid as a member of the boards of directors of our subsidiaries, Root Insurance Company and Root Property & Casualty Insurance Company. For more information, please see the following table:

Name	2022 401(k) Plan Contributions ($)	2022 Life Insurance Plan Premiums ($)	Board Fees ($)	Total ($)
A. Timm	9,150	185	—	9,335
R. Bateman	9,150	121	9,786	19,057
M. Bonakdarpour	9,150	185	—	9,335
D. Rosenthal	9,150	185	—	9,335
H. Shah	9,150	50	—	9,200

2022 Grants of Plan-Based Awards Table
The following table provides information on the following plan-based awards granted to our named executive officers in 2022:
•Annual Cash Incentive Award Program: Under our 2022 Bonus Plan, we provide annual cash incentive award opportunities that are earned based on Company performance against certain pre-established measures, as well as an assessment of individual performance. See “Compensation Discussion and Analysis—2022 Annual Cash Incentive Performance Award Measures” above.
•Restricted Stock Units: Each RSU represents a contingent right to receive one share of our Class A common stock upon vesting of the award. See “Compensation Discussion and Analysis—2022 Long-Term Incentives” above.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(8) ($)
			Threshold ($)	Target ($)	Maximum ($)
A. Timm	Annual Incentive	—	—	1,125,000	3,375,000	—	—
	RSUs	5/2/2022				61,588(1)	2,117,395
R. Bateman	Annual Incentive		—	500,000	1,500,000	—	—
	RSUs	4/11/2022	—	—	—	36,300(2)	1,176,120
M. Bonakdarpour	Annual Incentive		—	500,000	1,500,000	—	—
	RSUs	3/1/2022	—	—	—	88,808(3)	2,781,467
	RSUs	4/1/2022	—	—	—	58,881(4)	2,130,315
	RSUs	4/1/2022	—	—	—	86,816(5)	3,141,111
D. Rosenthal	Annual Incentive	—	—	625,000	1,875,000	—	—
	RSUs	2/23/2022	—	—	—	39,028(6)	1,018,631
	RSUs	5/2/2022	—	—	—	37,584(7)	1,292,138
H. Shah		—	—	—	—	—	—
1.One-half of the RSU awards granted on May 2, 2022 vested on April 1, 2023, and the remaining RSUs vest in equal quarterly installments over the following year.
2.One-half of the RSUs granted on April 11, 2022 were scheduled to vest on April 11, 2023, and the remaining RSUs were scheduled to vest in equal quarterly installments over the following year. These RSUs were forfeited upon Mr. Bateman’s separation from us.
3.One-half of the RSUs granted on March 1, 2022 vested on March 1, 2023, and the remaining RSUs vest in equal quarterly installments over the following year.
4.One-fourth of the RSUs granted on April 1, 2022 vested on April 1, 2023, and the remaining RSUs vest in equal quarterly installments over the following three years.
5.One-half of the RSUs granted on April 1, 2022 vested on April 1, 2023, and the remaining RSUs vest in equal quarterly installments over the following year.
6.RSU awards granted on February 23, 2022 were scheduled to vest on June 15, 2023. These RSUs were forfeited upon Mr. Rosenthal’s separation from us.
7.One-half of the RSU awards granted on May 2, 2022 were scheduled to vest on April 1, 2023, and the remaining RSUs were scheduled to vest in equal quarterly installments over the following year. These RSUs were forfeited upon Mr. Rosenthal’s separation from us.
8.Reflects the aggregate grant date fair value of the RSU awards, determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards as of 2022 Fiscal Year-End Table
The following table shows certain information regarding outstanding equity awards granted to our named executive officers that remained outstanding as of December 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
A. Timm	—	—	—	—	84,612(2)	379,908
	—	—	—	—	15,521(3)	69,689
	—	—	—	—	61,588(4)	276,530
R. Bateman (12)	—	—	—	—	36,300(5)	162,987
D. Rosenthal (12)	75,927	8,181 (6)	43.20	6/23/2023	8,951(3)	40,190
	—	—	—	—	37,584(4)	168,752
	—	—	—	—	39,028(7)	175,236
M. Bonakdarpour	10,995	1,157(8)	43.20	4/17/2029	7,811(3)	35,071
	3,240	—	12.20	7/20/2028	86,819(4)	398,817
	—	—	—	—	19,393(7)	87,085
	—	—	—	—	88,808(9)	398,748
	—	—	—	—	58,881(10)	264,376
H. Shah(12)	—	—	—	—	—	—

(1) All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board of directors.
(2) Reflects the number of shares acquired upon exercise of stock options that remained unvested on December 31, 2022. Stock options granted to our named executive officers under the 2015 Plan (as defined below) permitted early exercise and, if such options are or were exercised, the stock acquired upon the exercise of such options is restricted and subject to a repurchase right in favor of the Company. Such repurchase right lapses, and vesting occurs, with respect to such restricted stock on the same vesting schedule as the original stock option award. Restricted stock acquired by Mr. Timm upon the early exercise of stock options vests in equal monthly installments through June 2026.
(3) Remaining RSUs vest in equal quarterly installments through February 2025.
(4) One-half of the RSUs vested one-half on April 1, 2023, with the remaining RSUs vesting quarterly over the following year.
(5) One-half of the RSUs were scheduled to vest on April 11, 2023, with the remaining RSUs vesting quarterly over the following year.
(6) Remaining unvested stock options were scheduled to vest in equal monthly installments through July 2023.
(7) All of the RSUs are or were scheduled vest on June 15, 2023.
(8) Remaining unvested stock options vested in equal monthly installments through February 2023.
(9) One-half of the RSUs were scheduled to vest on March 1, 2023, with the remaining RSUs vesting quarterly over the following year.
(10) One-fourth of the RSUs were scheduled to vest on April 1, 2023, with the remaining RSUs vesting quarterly over the following three years.
(11) The market value of our Class A common stock is based on the closing price per share of our Class A common stock on December 30, 2022, of $4.49 per share.
(12) The stock awards outstanding as of Messrs. Shah’s, Bateman’s, and Rosenthal’s terminations of employment were forfeited. Vested stock options remain outstanding and exercisable for three months following Mr. Rosenthal’s termination date.

2022 Option Exercise and Stock Vested Table
The following table shows information regarding stock options that were exercised and restricted stock that became vested during 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
A. Timm	—	—	24,174 (1)	518,498
			12,072 (2)	366,569
R. Bateman	—	—	—	—
D. Rosenthal	—	—	6,961 (2)	211,381
M. Bonakdarpour	—	—	6,077 (2)	184,497
H. Shah	—	—	6,484 (2)	245,114
(1) Reflects the number of shares of restricted stock (acquired upon early exercise of stock options) that vested during the year. Stock options granted to our named executive officers under the 2015 Plan permitted early exercise and, if such stock options were exercised, the shares of our common stock acquired upon the exercise of such stock options was restricted. Vesting occurs with respect to such restricted stock on the same vesting schedule as the original stock option award.
(2) Reflects the gross number of shares received upon the vesting of RSUs. Based on the tax withholding payment election, a portion of the shares may have been withheld to cover taxes due.
(3) Reflects the fair market value per share of the underlying shares of Class A common stock as of the vesting date, multiplied by the number of shares vested.

Potential Payments and Benefits Upon Termination or Change in Control
Mr. Shah resigned from his position as Chief Product Officer and left the Company effective March 15, 2022. No accelerated benefits or compensation was paid related to this termination of employment. All of Mr. Shah’s outstanding and unvested equity awards were cancelled upon his termination of employment. Vested stock options remained outstanding and exercisable for three months following Mr. Shah’s employment termination date.

Mr. Bateman was terminated from his position as Chief Financial Officer and left the Company effective March 1, 2023. No accelerated benefits or compensation was paid related to this termination of employment. All of Mr. Bateman’s outstanding and unvested equity and cash awards were cancelled upon his termination of employment.

Mr. Rosenthal resigned from his position as Chief Revenue and Operating Officer and as a director and left the Company effective March 23, 2022. No accelerated benefits or compensation was paid related to this termination of employment. The Company will pay the Company share of COBRA premiums for Mr. Rosenthal and his covered dependents, until December 31, 2023, or such earlier date if Mr. Rosenthal becomes eligible for substantially equivalent health insurance coverage in connection with new employment. All of his outstanding and unvested equity and cash awards were cancelled upon his termination of employment. Vested stock options remain outstanding and exercisable for three months following Mr. Rosenthal’s termination date.

Pursuant to the letter agreements and employment agreements described above that we have entered into with each of our named executive officers still serving at the end of 2022, if we had terminated a named executive officer’s employment without “cause” (which does not include termination by reason of death or disability) or if the named executive officer had resigned for “good reason” (as such terms are defined in each applicable named executive officer’s letter agreement or employment agreement), the named executive officer would have been entitled to the following severance payments and benefits:
i.12 months’ continuation of his then-current base salary;
ii.in the case of Messrs. Bateman and Bonakdarpour, payment equal to the portion of the annual bonus, if any, to be awarded for the period beginning on January 1 of the year the termination occurs through the date of the termination on a pro rata basis;
iii.up to 12 months of direct payment or reimbursement of COBRA premiums for himself and his eligible dependents;
iv.accelerated vesting and exercisability of the unvested portion of each of his then-outstanding equity awards that otherwise would have vested had he remained employed for 12 months following the date of such termination (or in the case of Mr. Rosenthal, 100% of his unvested equity awards would fully accelerate vesting and exercisability); and

v.if such termination occurs upon or within 12 months following a change in control of the Company (as defined in the 2020 Plan) instead of the accelerated vesting described in clause (iv) above, 100% of unvested equity awards would fully vest and become exercisable.

Each named executive officer’s receipt of the severance payments and benefits described above would have been subject to his timely execution and non-revocation of a release of claims in favor of the Company.

Involuntary Termination of Employment (Without a Change in Control)
The following table summarizes the payments and benefits that would have been payable to the named executive officers continuing employment with us as of December 31, 2022, in the event of a hypothetical termination of employment without cause or by the named executive officer for “good reason” on such date:

Name	Cash Severance ($)	Bonus ($)(1)	Payments Related to Health Benefits ($)	Equity Vesting ($)(2)	Total ($)
A. Timm	750,000	—	16,356	346,915	1,113,271
R. Bateman	500,000	500,000	—	122,240	1,122,240
D. Rosenthal	500,000	—	16,630	384,178	900,808
M. Bonakdarpour	500,000	300,000	652	843,069	1,643,721
(1) Reflects the target annual cash incentive under the 2022 Bonus Plan payable to Messrs. Bateman and Bonakdarpour pursuant to their employment agreements.
(2) Reflects the value of equity awards that would vest upon an involuntary termination of employment without a change in control of the Company based on the closing stock price of our Class A common stock on December 30, 2022, of $4.49 per share.

Involuntary Termination of Employment (With a Change in Control)
The following table summarizes the payments and benefits that would have been payable to the named executive officers continuing employment with us as of December 31, 2022, in the event of a hypothetical termination of employment without cause or by the named executive officer for “good reason” on such date:

Name	Cash Severance ($)	Bonus ($)(1)	Payments Related to Health Benefits ($)	Equity Vesting ($)(2)	Total ($)
A. Timm	750,000	—	16,356	726,127	1,492,483
R. Bateman	500,000	500,000	—	162,987	1,162,987
D. Rosenthal	500,000	—	16,630	384,178	900,808
M. Bonakdarpour	500,000	300,000	652	1,142,040	1,942,692
(1) Reflects the target annual cash incentive under the 2022 Bonus Plan payable to Messrs. Bateman and Bonakdarpour pursuant to their employment agreements.
(2)     Reflects the value of equity awards that would vest upon an involuntary termination of employment without a change in control of the Company based on the closing stock price of our Class A common stock on December 30, 2022, of $4.49 per share.

CEO Pay Ratio

Mr. Timm, our CEO, received annual total compensation of $5,126,730 in 2022, as reflected in the “2022 Summary Compensation Table.” We estimate that the median of the 2022 annual total compensation for all employees of the Company as of December 31, 2022 (the “Determination Date”), excluding our CEO, was $65,927, which amount comprises all applicable elements of compensation for 2022 in accordance with Item 402(c)(2)(x) of Regulation S-K (the “Median Annual Compensation”). The ratio of Mr. Timm’s annual 2022 total compensation to the Median Annual Compensation was approximately 78 to 1. We note that due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus, the disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above.

In addition to our CEO, we employed a total of 764 employees, representing all full-time, part-time, seasonal and temporary employees of the Company, as of the Determination Date, of which 763 employees were based in the United States. We excluded one employee, who is based in the Cayman Islands, representing less than 5% of the total employee population, and this exclusion covered all of our employees outside of the United States. We evaluated 2022 Form W-2 box 1 income for these 763 employees to determine the Median Employee. In determining the Median Employee, we did not annualize compensation for employees who worked less than all of 2022.

Pay Versus Performance

The following table provides information regarding “compensation actually paid” to our named executive officers as determined in accordance with SEC rules and as described below, as well as Root’s total stockholder return, the total stockholder return of our peer group (which includes the same issuers included in the peer group depicted in our performance graph), Root’s net income, and Root’s adjusted direct operating loss for the fiscal years ended December 31, 2022, December 31, 2021, and December 31, 2020.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($) (1)(2)(3)	Compensation Actually Paid to CEO ($) (2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($) (3)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($) (2)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (4)	Net Income ($) (in millions)	Adjusted Direct Operating Loss ($) (in millions) (5)
2022	5,126,730	(3,084,498)	5,231,713	1,612,584	0.92	68.77	(298)	(174)
2021	5,784,695	(25,109,556)	9,760,351	(5,961,079)	11.48	113.16	(521)	(423)
2020	3,856,128	24,262,979	2,153,443	18,575,162	58.19	136.09	(363)	(237)
(1)    As disclosed in the Summary Compensation Table (“SCT”) above.
(2) “Compensation actually paid” to the CEO and average “compensation actually paid” to the non-CEO named executive officers includes the amounts set forth in the “2022 Summary Compensation Table” total columns above (or in prior years’ Summary Compensation Tables), adjusted as set forth in the table below, as determined by Item 402(v) of Regulation S-K. Stock option grant date fair values are determined based on the Black-Scholes option pricing model as of the date of grant. Adjustments have been made using stock option fair values based on the Black-Scholes option pricing model as of the measurement dates as described in the table below. RSU grant date fair values are determined using the stock price on the date of grant. Adjustments have been made using the stock price as of the measurement dates as described in the table below.

CEO	2022 ($)	2021 ($)	2020 ($)
-SCT “Stock Awards” Column Value	(2,177,395)	(5,066,228)	—
-SCT “Option Awards” Column Value	—	—	—
+year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year end	276,395	1,539,689	—
+/-year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year end	(5,137,824)	(24,692,246)	19,194,250
+vesting date fair value of equity awards granted and vested as of the covered year end	—	—	—
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	(1,172,404)	(2,675,466)	1,212,601
-fair value as of prior year end of equity awards granted in prior years that failed to vest in the covered year	—	—	—
+dividends or earnings paid on equity awards in the covered year	—	—	—
Total Amount Added or Deducted from Summary Compensation Table Total	(8,211,228)	(30,894,251)	20,406,851

Average of Non-CEO Named Executive Officers	2022 ($)	2021 ($)	2020 ($)
-SCT “Stock Awards” Column Value	(2,630,288)	(8,996,668)	—
-SCT “Option Awards” Column Value	—	—	—
+year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year end	389,979	938,417	—
+/-year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year end	(389,707)	(1,181,515)	12,047,171
+vesting date fair value of equity awards granted and vested as of the covered year end	—	—	—
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	(211,992)	(419,568)	4,374,548
-fair value as of prior year end of equity awards granted in prior years that failed to vest in the covered year	(771,122)	(6,062,096)	—
+dividends or earnings paid on equity awards in the covered year	—	—	—
Total Amount Added or Deducted from Summary Compensation Table Total	(3,619,130)	(15,721,430)	16,421,719
(3) Our Chief Executive Officer for the year ended December 31, 2020, December 31, 2021 and December 31, 2022 is Mr. Timm. The named executive officers other than our CEO for the year ended December 31, 2020, were Messrs. Rosenthal and Manges, our former Chief Technology Officer and co-founder. The named executive officers other than our CEO for the year ended December 31, 2021 were Messrs. Rosenthal, Shah, Kundu, our former Chief Technology Officer, and Manges. The named executive officers other than our CEO for the year ended December 31, 2022 were Messrs. Bateman, Bonakdarpour, Rosenthal, and Shah.

(4) Our peer group includes Trupanion Inc., Kinsale Capital Group Inc., Lemonade Inc., Goosehead Insurance Inc., Palomar Holdings Inc. and Kemper Corp, which are the issuers included in the peer group depicted in our performance graph.
(5) “Adjusted Operating Loss” as defined in the “Compensation Discussion and Analysis—2022 Annual Cash Incentive Performance Award Measures” section above.

The following list provides the performance measures that we believe represent the most important measures we used to link compensation actually paid to our named executive officers for fiscal year 2022 to our performance:

Performance Measures:
Adjusted Operating Loss	Operating income measures how well we manage our expenses and remain disciplined on investment and capital allocation. It is the best overall measure of total company performance.
Embedded Platform Eligible Attach Rate	Embedded platform eligible attach rate measures the success of our embedded platform technology and marketability which lays the foundation for further future embedded partnerships.
Accident Period Loss Ratio	We view accident period gross loss ratio as the best measure of the impact of pricing and underwriting actions.

Total Stockholder Return (“TSR”) is intended to reflect the change in value of a $100 investment made on December 31, 2019. Cumulative TSR as reflected below is measured from our initial public offering (“IPO”) in October 2020 through December 31, 2022, while the compensation noted is for the full period between December 31, 2019 and December 31, 2022. The chart below demonstrates the relationship between Root’s TSR and compensation actually paid (or “CAP”) to Mr. Timm and our other applicable named executive officers.

The compensation actually paid to Mr. Timm and our other named executive officers generally correlated with our net loss over the period January 1, 2020 through December 31, 2022 as demonstrated in the chart below.

The compensation actually paid to Mr. Timm and our other named executive officers generally correlated with our Adjusted Direct Operating Loss over the period January 1, 2020 through December 31, 2022 as demonstrated in the chart below.

After our IPO in October 2020, Root’s TSR declined in 2021 and declined at a lower rate in 2022 than our Peer Group TSR as demonstrated in the chart below.

Employee Benefit and Stock Plans

We believe that our ability to grant equity awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant RSUs, stock options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors and encourages them to devote their best efforts to our business and financial success. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans.

2020 Equity Incentive Plan

In October 2020, our board of directors adopted, and our stockholders approved, our 2020 Equity Incentive Plan (the “2020 Plan”), as a successor to the 2015 Plan. The 2020 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code to employees, including employees of any of our parent or subsidiary corporations, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares. The aggregate number of shares of our Class A common stock that may be issued under our 2020 Plan adjusted proportionately following our August 12, 2022, 1-for-18 reverse stock split, was 1,790,791 shares on December 31, 2022. In addition, the number of shares of our Class A common stock reserved for issuance under our 2020 Plan automatically increases on January 1 of each year, from January 1, 2021 through January 1, 2030, in an amount equal to (1) 4% of the total number of shares of our common stock (both Class A and Class B) outstanding on December 31 of the preceding year or (2) a lesser number of shares of our Class A common stock determined by our board of directors prior to the date of the increase. On January 1, 2023, the total number of shares available for issuance under the 2020 Plan was increased by 567,429 shares pursuant to this provision. The maximum number of shares of our Class A common stock that may be issued on the exercise of ISOs under our 2020 Plan following the reverse stock split is 6,666,666 shares.

Corporate Transactions. The following applies to stock awards under the 2020 Plan in the event of a corporate transaction (as defined in the 2020 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2020 Plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company) and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then (1) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction) and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction) and (2) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (1) the per share amount payable to holders of Class A common stock in connection with the corporate transaction, over (2) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of our Class A common stock.

2020 Employee Stock Purchase Plan

In October 2020, our board of directors adopted, and our stockholders approved, the 2020 Employee Stock Purchase Plan (“ESPP”). The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week; (2) being customarily employed for more than five months per calendar year; or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our Class A common stock based on the fair market value per share of our Class A common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Share Reserve. The aggregate number of shares of our Class A common stock that may be issued under the ESPP was 558,061 shares on December 31, 2022. This includes 277,777 shares of our Class A common stock originally issuable under the ESPP, adjusted proportionately following our reverse stock split, and annual increases. The number of shares of our Class A common stock reserved for issuance automatically increases on January 1 of each year, from January 1, 2021 through January 1, 2030, by the lesser of (1) 1% of the total number of shares of our common stock (both Class A and Class B) outstanding on December 31 of the preceding calendar year and (2) 416,666 shares of our Class A common stock, except that, prior to the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2). On January 1, 2023, the total number of shares available for issuance under the ESPP was increased by 141,857 shares pursuant to this provision.

Corporate Transactions. In the event of a corporate transaction (as defined in the ESPP), any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our Class A common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Amended and Restated 2015 Equity Incentive Plan

In March 2015, the board of directors of our subsidiary Caret Holdings, Inc. adopted, and its stockholders approved, the 2015 Equity Incentive Plan (the “2015 Plan”). In August 2019, our board of directors adopted the 2015 Plan and assumed the outstanding obligations thereunder, such that each outstanding option to purchase shares of the common stock of Caret Holdings, Inc. was converted into an option to purchase an equal number of shares of our Class B common stock subject to the same terms and conditions set forth in the 2015 Plan. The 2015 Plan has been periodically amended. The 2015 Plan provides for the grant of ISOs to our employees and any of our subsidiary corporations’ employees and for the grant of NSOs, restricted stock awards or restricted stock units to our employees, directors and consultants, and any of our affiliates’ employees and consultants. The 2015 Plan was terminated in connection with our initial public offering and no further grants may be made under the 2015 Plan. However, all outstanding stock awards granted under the 2015 Plan continue to be subject to the terms and conditions of the 2015 Plan and the agreements evidencing such stock awards.

Corporate Transactions. In the event of (1) our dissolution or liquidation or (2) an “acquisition” (as defined in the 2015 Plan), outstanding awards may be assumed, converted or replaced by the successor or acquiring corporation (if any). In the alternative, the successor or acquiring corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to our stockholders. The successor or acquiring corporation may also substitute awards by issuing substantially similar shares or other property subject to repurchase restrictions and other provisions no less favorable to the participant than those which applied immediately prior to the transaction. If such successor or acquiring corporation (if any) does not assume, convert, replace or substitute awards, then the vesting of such awards will accelerate and options will become exercisable in full prior to the consummation of such event, and if such options are not exercised prior to the consummation of the corporate transaction, they will terminate.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (#)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (#)
Equity compensation plans approved by security holders:
2015 Equity Incentive Plan	241,294	41.44	—	(1)
2020 Equity Incentive Plan	1,109,294	108.09	1,790,791	(2)
2020 Employee Stock Purchase Plan	—	—	558,061	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	1,350,588		2,348,852
(1)    Following the adoption of the 2020 Plan, no additional stock awards were granted under the 2015 Plan. Any shares becoming available under the 2015 Plan by repurchase, forfeiture, expiration or cancellation will become available for grant under the 2020 Plan. Column (a) reflects 1,239 restricted stock units and 240,055 options not forfeited, cancelled or expired as of December 31, 2022 under the 2015 Plan. Column (b) reflects the weighted-average exercise price of options only as restricted stock units have no exercise price.
(2)    The number of shares of Class A common stock reserved for issuance under the 2020 Plan automatically increases on January 1 of each year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year or a lesser number of shares determined by our board of directors. Pursuant to the terms of the 2020 Plan, an additional 567,429 shares were added to the number of available shares effective January 1, 2023. Column (a) reflects 1,107,746 restricted stock units and 1,548 options not forfeited, cancelled or expired as of December 31, 2022 under the 2020 Plan. Column (b) reflects the weighted-average exercise price of options only as restricted stock units have no exercise price.
(3)    The number of shares of Class A common stock reserved for issuance under the ESPP automatically increases on January 1 of each year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (ii) 416,666 shares or (iii) such lesser number of shares determined by our board of directors. Pursuant to the terms of the ESPP, an additional 141,857 shares were added to the number of available shares effective January 1, 2023. No shares have been issued under this plan as of December 31, 2022.

PROPOSAL 3

TO APPROVE, ON AN ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are conducting an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. We expect that the next advisory vote, following the vote at the Annual Meeting, to approve the compensation of our named executive officers will take place at our 2024 Annual Meeting.

Although this vote is nonbinding, the compensation committee values your opinion and expects to consider the voting results when making future decisions about named executive officer compensation.

Stockholders may also contact management to provide input on named executive officer compensation matters at any time by contacting Investor Relations, by email at: ir@joinroot.com.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our compensation committee has effectively established an executive compensation program that reflects both Company and individual performance. Executive compensation decisions are made in order to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our stockholders.

Our compensation committee consistently exercises care and discipline in determining executive compensation. Our board of directors urges you to review carefully the Compensation Discussion and Analysis that describes our compensation philosophy and programs in greater detail and to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, is hereby APPROVED.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Class A and Class B common stock as of March 31, 2023 by:

•each person or entity known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock;
•each of our named executive officers;
•each of our directors; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information set forth below is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 9,204,189 shares of Class A common stock and 5,040,218 shares of Class B common stock outstanding as of March 31, 2023, and 14,053,096 shares of Series A preferred stock outstanding as of March 31, 2023 and entitled to 780,727 votes. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of March 31, 2023. In addition, we deemed to be outstanding all RSUs held by the person that would vest based on service-based vesting conditions within 60 days of March 31, 2023. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Root, Inc., 80 E. Rich Street, Suite 500, Columbus, Ohio 43215.

	Beneficial Ownership
	Class A Common Stock		Class B Common Stock			% of Total Voting Power†
Beneficial Owner	Number of Shares	%	Number of Shares	%
5% Stockholders:
Entities associated with Ribbit Capital(1)	43,107	*	1,874,020	37.2		31.1
Entities associated with Drive Capital(2)	193,595	2.1	1,443,376	28.6		24.2
Entities associated with Redpoint Ventures(3)	21,694	*	567,720	11.3		9.4
Entities associated with SVB Financial Group(4)	783,012	8.5	—	—		1.3
Carvana Group, LLC(5)	780,727	8.5	—	—		1.3
SLP Omni Aggregator, L.P.(6)	514,403	5.6	—	—		*
BlackRock, Inc.(7)	511,007	5.6	—	—		*
Schusterman Interests, LLC(8)	486,111	5.3	—	—		*

Directors and Named Executive Officers:
Alexander Timm(9)	41,819	*	1,067,184	21.2		17.7
Robert Bateman	—	—	—	—		—
Matt Bonakdarpour(10)	263,009	2.9	15,392	*	*	*
Daniel Rosenthal(11)	10,216	*	132,447	2.6		2.2
Hemal Shah	—	—	—	—		—
Douglas Ulman(12)	10,961	*	39,352	*		*
Jerri DeVard(13)	1,691	*	—	—		*
Lawrence Hilsheimer(14)	18,550	*	5,555	*		*
Nancy Kramer(15)	—	—	2,864	*		*
Beth Birnbaum	1,251	*	—	—		*
Julie Szudarek	—	—	—	—		—
All executive officers and directors as a group (9 persons)	340,155	3.7	1,132,811	22.5		19.3

*Less than one percent.
†Percentage of total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock and Series A preferred stock as a single class. The holders of our Class B common stock are entitled to 10 votes per share and holders of our Class A common stock are entitled to one vote per share. The holder of the Series A preferred stock is entitled to vote with the holders of Class A common stock and has the right to one vote per share of Class A common stock into which the Series A preferred stock is convertible.
(1)Based on information contained in the Schedule 13G/A filed on February 14, 2023. Consists of (i) 43,107 shares of Class A common stock held by Bullfrog Capital, L.P., for itself and as nominee for Bullfrog Founder Fund, L.P., and (ii) 1,874,020 shares of Class B common stock held by Ribbit Capital IV, L.P,. for itself and as nominee for Ribbit Founder Fund IV, L.P. (“Ribbit Capital IV”), and RT-E Ribbit Opportunity IV, LLC (“Ribbit RT-E”). Meyer Malka is the sole director of Ribbit Capital GP IV, Ltd., which is the general partner of Ribbit Capital GP IV, L.P., which is both the general partner of Ribbit Capital IV and the managing member of Ribbit RT-E and as such, Mr. Malka may be deemed to hold voting and investment power with respect to the shares held by Ribbit Capital IV and Ribbit RT-E. The principal office address of each of these entities is c/o Ribbit Capital Management, 364 University Avenue, Palo Alto, California 94301.
(2)Based on information contained in the Schedule 13G/A filed on February 15, 2022, Form 4 filed on September 2, 2022 and the Company’s records. Consists of (i) 112,469 shares of Class A common stock held by Drive Capital Overdrive Fund I, L.P. (“Overdrive I"), (ii) 54,382 shares of Class A common stock held by Drive Capital Overdrive Fund I (TE), L.P. ("Overdrive TE I"), (iii) 1,593 shares of Class A common stock held by Drive Capital Overdrive Ignition Fund I, L.P. ("Overdrive Ignition I"), (iv) 25,151 shares of Class A common stock held by Drive Capital I (GP), LLC ("GP I"), and (v) 1,443,376 shares of Class B common stock held by DC I Investment LLC (“DC I”). Drive Capital Overdrive Fund I (GP), LLC ("Overdrive GP I") is the general partner of each of Overdrive I, Overdrive TE I and Overdrive Ignition I. Christopher Olsen is the managing member of GP I and Overdrive GP I and has voting and dispositive power with respect to the shares held of record by Overdrive I, Overdrive TE I and Overdrive Ignition I and is the Managing Director of DC I and has sole voting and dispositive power over the shares held by DC I. The principal office address of each of these entities is 629 N. High St 6th Fl, Columbus, Ohio 43215.

(3)Based on information contained in the Schedule 13G/A filed on February 14, 2023. Consists of (i) 21,043 shares of Class A common stock held by Redpoint Omega II, L.P. (“RO II”), (ii) 651 shares of Class A common stock held by Redpoint Omega Associates II, LLC (“ROA II”), (iii) 550,689 shares of Class B common stock held by RO II, and (iv) 17,031 shares of Class B common stock held by ROA II. Redpoint Omega II, LLC (“RO II LLC”), is the sole general partner of RO II and the managers of RO II LLC commonly control ROA II. These entities indicated shared voting power and shared dispositive power over all of these shares. The principal office address of each of these entities is 2969 Woodside Road, Woodside, California 94062.
(4)Based on information contained in the Schedule 13G/A filed on February 10, 2023. Consists of (i) 627,012 shares of Class A common stock held by Capital Partners III, L.P., and (ii) 156,000 shares of Class A common stock held by Venture Overage Fund, L.P. SVB Capital Partners III, LLC is the general partner of Capital Partners III, L.P. SVB Capital Venture Overage, LLC is the general partner of Venture Overage Fund, L.P. These entities, along with SVB Financial Group, indicated shared voting power and shared dispositive power over all of these shares. The principal office address of SVB Financial Group is 3003 Tasman Drive, Santa Clara, California 95054. The principal office address of each of the other entities is 2770 Sand Hill Road, Menlo Park, California 94070.
(5)Represents the number of shares of Class A common stock into which Series A preferred stock is convertible at the option of the holder, subject to such holder’s receipt of approval from the Company’s domestic insurance regulators in the event such conversion would cause the holder to hold in excess of 9.9% of the voting stock of the Company. The principal office address of Carvana Group, LLC is 1930 W. Rio Salado Parkway, Tempe, Arizona 85281.
(6)Based on information contained in the Schedule 13D filed on November 6, 2020. Consists of 514,403 shares of Class A common stock over which the filer (“SLP Omni”) has shared voting power and shared dispositive power with SLP VI Aggregator GP, L.L.C. (“Omni GP”), Silver Lake Technology Associates VI, L.P. (“SLTA”), SLTA VI (GP), L.L.C. (“SLTA GP”), and Silver Lake Group, L.L.C. (“SLG”). The general partner of SLP Omni is Omni GP. The managing member of Omni GP is SLTA. The general partner of SLTA is SLTA GP. The managing member of SLTA GP is SLG. The principal office address of each of the entities is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(7)Based on information contained in the Schedule 13G filed on February 3, 2023. Consists of 511,007 shares of Class A common stock over which the filer has sole voting power over 502,671 shares, shared voting power over zero shares, sole dispositive power over 511,007 shares, and shared dispositive power over zero shares. The principal office address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(8)Based on information contained in the Schedule 13G filed on October 12, 2021. The principal office address of Schusterman Interests, LLC is 110 West Seventh Street, Suite 2000, Tulsa, Oklahoma 74119.
(9)Consists of (i) 9,300 shares of Class A common stock, (ii) 32,519 restricted stock units vesting within 60 days of March 31, 2023, (iii) 1,056,393 shares of Class B common stock, of which 78,568 shares may be repurchased by us at the original purchase price as of March 31, 2023, and (iv) 10,791 shares of Class B common stock held by the Timm Descendants Trust. The Timm Descendants Trust is a trust for the benefit of Mr. Timm and his immediate family.
(10)Consists of (i) 35,567 shares of Class A common stock, (ii) 58,998 restricted stock units vesting within 60 days of March 31, 2023, and (iii) 15,392 shares of Class B common stock issuable to Mr. Bonakdarpour pursuant to exercisable options. Also includes the following shares over which Mr. Bonakdarpour may be deemed to have an indirect pecuniary interest through his spouse’s carried interest in Drive Capital Overdrive Fund I (GP), LLC: (iv) 112,469 shares of Class A common stock held by Drive Capital Overdrive Fund I, L.P., (v) 54,382 shares of Class A common stock held by Drive Capital Overdrive Fund I (TE), L.P., and (vi) 1,593 shares of Class A common stock held by Drive Capital Overdrive Ignition Fund I, L.P (collectively, the “Drive shares”). Neither Mr. Bonakdarpour nor his spouse has voting or investment control over the Drive shares.
(11)Consists of (i) 10,216 shares of Class A common stock, (ii) 15,210 shares of Class B common stock, (iii) 79,433 shares of Class B common stock issuable pursuant to exercisable options, (iv) 18,902 shares of Class B common stock held by the 2020 Daniel H. Rosenthal Family Trust, a trust for the benefit of Mr. Rosenthal and his immediate family, and (v) 18,902 shares of Class B common stock held by the 2020 Courtney A. Granville Family Trust, a trust for the benefit of Mr. Rosenthal and his immediate family.
(12)Consists of (i) 1,355 shares of Class A common stock, (ii) 9,606 shares of Class A common stock held by the Douglas E. Ulman 2016 Irrevocable Trust for which Mr. Ulman’s spouse is the trustee, and (iii) 39,352 shares of Class B common stock issuable pursuant to exercisable options.
(13)Consists of (i) 1,290 shares of Class A common stock, (ii) 143 shares of Class A common stock issuable in respect of restricted stock units vesting within 60 days of March 31, 2023, and (iii) 258 shares of Class A common stock issuable pursuant to exercisable options.
(14)Consists of (i) 18,149 shares of Class A common stock, 1,596 of which are held through Mr. Hilsheimer’s IRA (ii) 143 shares of Class A common stock issuable in respect of restricted stock units vesting within 60 days of March 31, 2023, (iii) 258 shares of Class A common stock issuable pursuant to exercisable options, and (iv) 5,555 shares of Class B common stock.
(15)Reflects shares of Class B common stock issuable pursuant to options exercisable within 60 days of March 31, 2023.

TRANSACTIONS WITH RELATED PERSONS

The following is a summary of transactions since January 1, 2022, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of Class A common stock or Class B common stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement (“IRA”) with certain holders of our capital stock, including entities affiliated with Drive Capital, entities affiliated with Ribbit Capital and entities affiliated with Redpoint Ventures, as well as other holders of our previously issued redeemable convertible preferred stock, all shares of which were converted into shares of our Class B common stock at the time of our initial public offering. The IRA provides the holders of such shares with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Carvana Agreements

We are a party to an investment agreement, a commercial agreement, and a registration rights agreement with, and have issued warrants to, Carvana Group, LLC (“Carvana”). Pursuant to the investment agreement, Carvana is entitled to certain governance, consent and registration rights contemplated by the investment agreement. Carvana’s governance rights include the right to appoint Ernest Garcia III, the President and Chief Executive Officer of Carvana, to our board of directors. Carvana will no longer be entitled to appoint Mr. Garcia to our board of directors if Carvana ceases to beneficially own any of the Series A preferred stock acquired by Carvana at the closing of the investment. Carvana has not exercised its appointment right as of the date hereof. Carvana is subject to customary standstill and non-transfer restrictions in respect of the Series A preferred stock and the warrants for a five-year period following the closing of the investment, subject to certain limited exceptions in the investment agreement. Carvana has also covenanted in the investment agreement to make all required insurance regulatory filings with Root’s domestic insurance regulators in the event that the conversion of the Series A preferred stock or exercise of the warrants would cause Carvana to hold in excess of 9.9% of the outstanding voting stock of Root. Both Carvana and Root must use commercially reasonable efforts to obtain any required regulatory approvals. Carvana has also agreed to vote its shares of Series A preferred stock at the Annual Meeting in support of proposal 1 and in the same proportion as our unaffiliated stockholders with respect to all of the other proposals. Our “unaffiliated stockholders” do not include any of our current officers and directors and any other beneficial owner of more than 5.0% (determined on a fully-diluted basis) of our outstanding common stock (other than investors that are eligible to file a Schedule 13G with the SEC pursuant to Rule 13d-1(b) of the Exchange Act) and any affiliate of any of the foregoing persons.

Policies and Procedures for Transactions with Related Persons
We have adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit, risk and finance committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit, risk and finance committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit, risk and finance committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to us via email at proxy@joinroot.com or via mail to Root, Inc., 80 E. Rich Street, Suite 500, Columbus, Ohio 43215, Attention: Secretary, or you may make a request by telephone to (866) 980-9431. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting except as indicated in the notice. However, if any other matters are properly brought before the Annual Meeting for action of which we did not have notice on or prior to March 9, 2023, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jodi E. Baker
Vice President and Secretary
April 27, 2023
We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at ir.joinroot.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, is also available without charge upon written request to us via email at proxy@joinroot.com.

Root

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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on Monday, June 5, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

Nominees

	For	Against	Abstain
1a. Lawrence Hilsheimer	☐	☐	☐
1b. Alexander Timm	☐	☐	☐
1c. Douglas Ulman	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000609352_1 R1.0.0.6

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

ROOT, INC.
Annual Meeting of Stockholders
June 6, 2023 11:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Alexander Timm and Jodi Baker, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Root, Inc. Class A common stock, Class B common stock and Series A preferred stock registered to the undersigned which the undersigned is entitled to vote (the "Registered Shares") and, in their discretion, to vote the Registered Shares upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 11:00 AM EDT on June 6, 2023, virtually at www.virtualshareholdermeeting.com/ROOT2023, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the Registered Shares unless you sign and return the proxy card.

0000609352_2 R1.0.0.6

Continued and to be signed on reverse side

Your **Vote** Counts!

ROOT, INC.

2023 Annual Meeting

Vote by June 05, 2023

11:59 PM ET

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You invested in ROOT, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on June 06, 2023.**

Get informed before you vote

View the Notice & Proxy Statement, Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 23, 2023. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

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Vote Virtually at the Meeting*

June 06, 2023
11:00 AM EDT

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THIS IS NOT A VOTABLE BALLOT

SHARE CLASSES REPRESENTED FOR VOTING

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

	Voting Items	Board Recommends
1.	To elect three Class III directors, Lawrence Hilsheimer, Alexander Timm and Douglas Ulman, each to hold office until our Annual Meeting of Stockholders in 2026. **Nominees:**	
1a.	Lawrence Hilsheimer	For
1b.	Alexander Timm	For
1c.	Douglas Ulman	For
2.	To ratify the selection by the audit, risk and finance committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	For
3.	To approve, on an advisory basis, our named executive officer compensation.	For

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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